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As filed with the Securities and Exchange Commission on May 15, 2006

Registration No. 333-123597

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 5 to Form S-1*
on

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEACOR Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3542736 (I.R.S. employer identification number)

2200 Eller Drive P.O. Box 13038 Ft. Lauderdale, FL 33316 (954) 524-4200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard Ryan
Senior Vice President and
Chief Financial Officer
2200 Eller Drive
Ft. Lauderdale, FL 33316
(954) 524-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David E. Zeltner, Esq.
Rod D. Miller, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

        Approximate date of commencement of proposed sale to the public:
        From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*EXPLANATORY NOTE

        This Post-Effective Amendment No. 5 to Form S-1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 (Commission File No. 333-123597) into a Registration Statement on Form S-3. The Registration Statement on Form S-1 registered the resale of $250,000,000 aggregate principal amount of SEACOR's 2.875% Convertible Senior Debentures due 2024 and 3,417,625 shares of SEACOR's common stock, par value $0.01 per share, by certain selling security holders.

PROSPECTUS

           SEACOR Holdings Inc.

2.875% Convertible Senior Debentures due December 15, 2024

        We previously issued and sold $250,000,000 aggregate principal amount of 2.875% convertible senior debentures due 2024.

        The selling security holders identified herein may, from time to time, use this prospectus to resell the debentures and/or any shares of common stock acquired upon conversion of the debentures. We will not sell any securities under this prospectus or receive the proceeds of any securities sold under this prospectus.

        The debentures bear interest at the rate of 2.875% per year. Interest on the debentures is payable on June 15 and December 15 of each year, beginning June 15, 2005. The debentures will mature on December 15, 2024, unless earlier converted, redeemed, or repurchased.

        At any time on or after December 20, 2009, we may redeem for cash, in whole or in part, the debentures that have not been previously converted or purchased at the redemption prices set forth herein. Holders may require us to repurchase for cash all or part of their debentures on December 15, 2011, 2014, and 2019, or in the event of a fundamental change, at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, including contingent interest and additional interest, if any, up to but not including the date of repurchase. We may also be required to pay a make-whole premium, based on our common stock price and the effective date of the change, on debentures converted in connection with the fundamental change.

        The debentures are our general unsecured senior obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the debentures. The debentures are effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing those obligations and all indebtedness and liabilities of our subsidiaries, including trade credit.

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "CKH."

        Investing in the notes involves risks. "Risk Factors" begins on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is May 15, 2006

        You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information different from what is contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our debentures and common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the debentures or common stock.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as "anticipate," "estimate," "expect," "project," "intend," "believe," "plan," "target," "forecast" and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve significant known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled "Risk Factors" beginning on page 6 of this prospectus. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties, and readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management's opinions only as of the date hereof. Except as required by law, SEACOR undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

ii

SUMMARY

        This is a summary of material information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should carefully consider the information contained in this prospectus, including "Risk Factors" beginning on page 6 and the historical consolidated financial statements of SEACOR Holdings Inc. and Seabulk International, Inc., including the notes to those financial statements, contained in this prospectus. In this prospectus, the terms "we", "us", "our", "ours", "the Company" and "SEACOR" refer to SEACOR Holdings Inc. and its subsidiaries unless the context indicates otherwise.

Overview

        We are in the business of owning, operating, investing in, marketing and remarketing equipment, primarily in the offshore oil and gas and marine transportation industries. We operate a diversified fleet of offshore support vessels and helicopters servicing oil and gas exploration, development and production facilities worldwide and we also operate a fleet of U.S.-flag product tankers which transport petroleum, chemicals and crude products primarily in the U.S. domestic or "coastwise" trade. In addition, we operate a fleet of inland river barges transporting grain and other bulk commodities on the U.S. inland waterways. Our environmental services segment provides oil spill response, manages environmental remediation projects and offers related consulting services worldwide to those who store, transport, produce or handle petroleum products and environmentally hazardous materials.

Segment Information

        Our operations are divided into five business segments: "Offshore Marine Services," "Marine Transportation Services," "Inland River Services," "Aviation Services," and "Environmental Services." Our additional activities, which we refer to as "Other," primarily include "Harbor and Offshore Towing Services" and equity in earnings of 50% or less owned companies unrelated to the five business segments. Marine Transportation Services and Harbor and Offshore Towing Services were acquired as a result of our acquisition on July 1, 2005 of Seabulk International, Inc. ("Seabulk") through a merger with a wholly-owned subsidiary of SEACOR (the "Seabulk Merger").

Corporate Information

        We are a Delaware corporation. Our principal executive offices have been relocated from Houston, Texas to 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, and our telephone number is (954) 524-4200. Our Internet address is www.seacorholdings.com.

Summary Terms of the Notes

Issuer	SEACOR Holdings Inc.
Debentures Offered	$250,000,000 aggregate principal amount of 2.875% Convertible Senior Debentures due December 15, 2024.
Maturity Date	December 15, 2024, unless earlier converted, redeemed or repurchased.
Interest	2.875% per annum from December 17, 2004, payable semiannually, in arrears, on each June 15 and December 15, beginning June 15, 2005, to the holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Contingent Interest	We will pay contingent interest to the holders of debentures during any period from December 15 to June 14 and from June 15 to December 14, commencing with the period beginning December 15, 2011 if the average "market price" of a debenture for the five trading days ending on the third trading day immediately preceding the first day of the relevant period equals 120% or more of the principal amount of such debenture. The amount of contingent interest payable per debenture in respect of any such period will be equal to 0.35% per annum of such average debenture price.
Ranking	The debentures are our general unsecured senior obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the debentures. The debentures are effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing those obligations and all indebtedness and liabilities of our subsidiaries, including trade credit. We and our subsidiaries are not prohibited from incurring senior indebtedness or other debt under the indenture. See "Description of the Debentures—"General."

Right to Convert	The debentures are convertible into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date, at an initial conversion rate of 13.6705 shares of our common stock per $1,000 principal amount of debentures (which represents a conversion price of approximately $73.15 per share of common stock) under the conditions and subject to such adjustments as described under "Description of the Debentures—Conversion of Debentures."
Upon conversion of the debentures, we may, in our discretion, in lieu of delivering shares of common stock, deliver cash or a combination of cash and shares of common stock. If we elect to pay cash in lieu of shares, the payment will be based on the volume weighted average price of our common stock over a 10-trading day measurement period beginning on the third trading day following the conversion date. See "Description of the Debentures—Conversion of Debentures."
Except as described in "Description of the Debentures—Conversion Rights," upon any conversion, holders will not receive any separate cash payment representing accrued and unpaid interest, including contingent interest and additional interest, if any.
Conversion of the debentures is subject to restrictions on foreign ownership of our common stock. See "Risk Factors Relating to the Debentures—Limitations on foreign ownership of our common stock may restrict the ability of holders to receive shares of our common stock upon conversion of the debentures," "Description of Debentures—Conversion of Debentures" and "—Limitations on Foreign Ownership of our Common Stock."
If holders convert their debentures in connection with a fundamental change, as described in this prospectus, that occurs prior to December 20, 2009, they may also receive a make-whole premium on the debentures that they convert. See "Description of the Debentures — Conversion of Debentures—Payment Upon Conversion—Payment Upon Conversion Upon Fundamental Change" and "Description of the Debentures—Determination of the Make-Whole Premium."

Optional Redemption	At any time on or after December 20, 2009, we may redeem for cash, in whole or in part, the debentures that have not been previously converted or purchased at the redemption prices set forth under "Description of the Debentures—Optional Redemption."
Repurchase of Debentures at the Option of Holders	Holders may require us to repurchase for cash all or part of their debentures on December 15, 2011, 2014, and 2019 at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, including contingent interest and additional interest, if any, up to but not including the date of repurchase. See "Description of the Debentures—Repurchase of Debentures at the Option of Holders—Optional Put."
Fundamental Change	In the event of a fundamental change each holder may require us to purchase for cash all or a portion of such holder's debentures at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, including contingent interest and additional interest, if any, up to but not including the date of purchase. See "Description of the Debentures—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders upon a Fundamental Change."
Make-Whole Premium Upon a Fundamental Change	In the event of a fundamental change prior to December 20, 2009, we may be required to pay a make-whole premium on debentures converted in connection with the fundamental change. The make-whole premium will be payable in shares of our common stock, or the consideration into which our common stock has been converted or exchanged in connection with such fundamental change, on the repurchase date for the debentures after the fundamental change.
The amount of the make-whole premium, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various common stock prices and fundamental change effective dates is set forth under "Description of the Debentures—Determination of the Make-Whole Premium."
Sinking Fund	None.

DTC Eligibility	The debentures were issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of the Debentures—Book-Entry, Delivery and Form."
Listing and Trading	The debentures are currently eligible for trading on the PORTAL system; however, the debentures sold by the selling securityholders under this prospectus are not expected to remain eligible for trading on the PORTAL system. We have not applied, and do not intend to apply, for listing of the debentures on any securities exchange or for inclusion of the debentures on any automated system. Our common stock is listed on the New York Stock Exchange under the symbol "CKH."
Risk Factors	An investment in the debentures and the common stock issuable upon conversion of the debentures involves risks. Prospective investors should carefully consider the information set forth under "Risk Factors" beginning on page 6 of this prospectus.
U.S. Federal Income Tax Considerations	The debentures and the common stock issuable upon conversion of the debentures will be subject to special and complex United States federal income tax rules applicable to contingent payment debt instruments. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the debentures and common stock issuable upon conversion of the debentures. See "Risk Factors—You should consider the U.S. federal income tax consequences of owning the debentures" and "Material U.S. Federal Income Tax Considerations."

RISK FACTORS

        You should carefully consider the risks described below, as well as other information and data included or incorporated by reference in this prospectus, before deciding whether to invest in the debentures or the shares of our common stock. In addition, you should carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005 (as filed with the Securities and Exchange Commission on March 20, 2006) which contains information pertaining to, but not limited to, the risks involved with our company, our business and our industry. Any of the following risks could materially adversely affect our business, financial condition or results of operations, which may result in your loss of all or part of your original investment.

Risks Related to the Debentures and our Common Stock

        The debentures are unsecured and future secured indebtedness, as well as all indebtedness of our subsidiaries, will rank effectively senior to the debentures.

        The debentures are unsecured and rank equally in right of payment with our existing and future unsecured senior indebtedness. The debentures are effectively subordinated to our secured debt to the extent of the value of the assets that secure that indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the debentures, payment on the debentures could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the debentures then outstanding.

        The debentures are not guaranteed by any of our subsidiaries. Our right to receive any distribution of assets of any subsidiary upon that subsidiary's liquidation, reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. As a result, the debentures are effectively subordinated to the claims of such creditors.

        The indenture governing the debentures does not prohibit or limit us or our subsidiaries from incurring additional indebtedness, including additional secured indebtedness, and other liabilities, or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness and, in particular, the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the debentures.

We may not be able to repay or repurchase the principal amount of the debentures when required.

        At maturity, the entire outstanding principal amount of the debentures will become due and payable. In addition, on December 15, 2011, 2014 and 2019, or in the event of a fundamental change (as described in "Description of the Debentures—Repurchase of Debentures at the Option of Holders"), holders of the debentures may require us to repurchase their debentures for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the date of repurchase. It is possible that we will not have sufficient funds at the time of repurchase to make the required repurchases of the debentures or that restrictions in our other indebtedness may not allow these repurchases. Our failure to purchase the debentures would be a default under the indenture. We refer you to "Description of the Debentures—Repurchase of Debentures at the Option of Holders."

Limitations on foreign ownership of our common stock may restrict investments in our common stock upon conversion of the debentures.

        We are subject to the Shipping Act, 1916, as amended, and the Merchant Marine Act of 1920, as amended, which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. These Acts require that vessels engaged in the U.S. coastwise trade be

(i) owned by U.S. citizens and (ii) built in the United States. For a corporation engaged in the U.S. coastwise trade to be deemed a citizen of the U.S., among other things, at least 75% of the interest in such corporation must be owned by U.S. "Citizens" (as defined in those Acts). To facilitate compliance with these Acts, we have adopted a dual stock certification system to help determine such ownership. Our certificate of incorporation limits ownership by foreigners to 22.9%. Should we fail to comply with the U.S. citizenship requirements of the Acts, we would be prohibited from operating our vessels in the U.S. coastwise trade during the period of such non-compliance.

        Our issuance of shares of common stock upon conversion of the debentures is subject to certain limitations on foreign ownership, and as a condition to the receipt of shares of common stock upon conversion of the debenture, holders of the debentures will be required to certify as to, and under certain circumstances, provide additional proof of, citizenship. In addition, a foreign holder of the debentures may, by reason of such limitations, receive a lesser number of shares of common stock upon conversion of the debentures than it otherwise may be entitled to receive pursuant to the terms of the debentures and the indenture.

You should consider the U.S. federal income tax consequences of owning the debentures.

        Under the indenture governing the debentures, we have agreed, and by acceptance of a beneficial interest in a debenture each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for U.S. federal income tax purposes that is subject to the Treasury Regulations governing contingent payment debt instruments. For U.S. federal income tax purposes, interest income on the debentures accrues at the rate of 6.75% per year, compounded semi-annually, which rate represents our determination of the yield at which we could issue a comparable non-contingent, non-convertible, fixed-rate debt instrument with terms and conditions otherwise similar to the debentures. A United States Holder (as that term is defined in "Material U.S. Federal Income Tax Considerations") is required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally recognizes taxable income significantly in excess of regular interest payments received while the debentures are outstanding.

        A United States Holder also recognizes gain or loss on the sale, conversion, exchange, redemption or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement of a debenture, including the fair market value of our common stock received, and the United States Holder's adjusted tax basis in the debenture. Any gain recognized on the sale, conversion, exchange, redemption or retirement of a debenture generally will be ordinary interest income and any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. The material U.S. federal income tax consequences of the purchase, ownership and disposition of the debentures are summarized in this prospectus under the heading "Material U.S. Federal Income Tax Considerations."

        Among other things, if we pay cash dividends on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a Non-United States Holder (as defined in "Material U.S. Federal Income Tax Considerations"), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See "Material U.S. Federal Income Tax Considerations."

We expect that the trading value of the debentures will be significantly affected by the price of our common stock and other factors.

        The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for non-convertible debt securities. In addition, the debentures have a number of features, including conditions to conversion, that could result in a holder receiving less than the value of our common stock into which a debenture would otherwise be convertible. These features could adversely affect the value and the trading price for the debentures.

The debentures are not protected by restrictive covenants.

        The indenture governing the debentures does not contain any financial or operating covenants or restrictions on the incurrence of indebtedness or liens or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the debentures in the event of a fundamental change involving us, except to the extent described under "Description of the Debentures—Conversion of Debentures—Payment Upon Conversion—Payment Upon Conversion Upon a Fundamental Change," "Description of the Debentures—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders upon a Fundamental Change" and "Description of the Debentures—Consolidation, Merger and Sale of Assets."

Upon conversion of the debentures, we may pay cash in lieu of issuing shares of our common stock or a combination of cash and shares of our common stock. Therefore, holders of the debentures may receive no shares of our common stock or fewer shares than the number into which their debentures are convertible.

        We have the right to satisfy our conversion obligation to holders by issuing shares of common stock into which the debentures are convertible, the cash value of the common stock into which the debentures are convertible, or a combination thereof. Accordingly, upon conversion of a debenture, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the debenture. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon conversion of debentures.

USE OF PROCEEDS

        The debentures and shares of common stock covered by this prospectus are being offered by certain selling security holders and not by us. Consequently, we will not receive any proceeds from the sale of the debentures and shares.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below shows our ratio of earnings to fixed charges for each of the periods indicated. In computing the ratio of earnings to fixed charges, earnings is the result of adding "Income before Income Tax Expense, Minority Interest and Equity Earnings of 50% or Less Owned Companies," fixed charges, amortization of capitalized interest, distributed income of equity investees and our share of pre-tax losses of those equity investees for which we have guaranteed certain of their obligations and subtracting interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges represent interest expensed and capitalized, amortized premiums and capitalized expenses related to indebtedness, and interest within rental expense.

Year Ended December 31,
					Three Months Ended March 31,
2001
	2002	2003	2004	2005	2006
5.5x	4.4x	2.3x	2.0x	5.0x	5.6x

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

        The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 (the "pro forma statement") is based on the historical financial statements of SEACOR and pre-merger Seabulk after giving effect for the Seabulk Merger using the purchase method of accounting and our preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes to the pro forma statement. Subsequent to July 1, 2005, the effective date of the Seabulk Merger, the results of Seabulk have been consolidated with the financial statements of SEACOR. The pro forma statement is presented for informational purposes only and has been derived from, and should be read in conjunction with, the historical consolidated financial statements of SEACOR and Seabulk, including the notes thereto. Certain reclassifications of information as presented in the historical financial statements of SEACOR and Seabulk incorporated by reference have been made to conform to the presentation of the pro forma statement.

        The unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 have been prepared to illustrate the effects of the Seabulk Merger as if it had occurred on January 1, 2005. Preliminary estimates, assumptions and pro forma adjustments to state the assets and liabilities of Seabulk at fair value on date of merger are as of December 31, 2005. Under the terms of the merger agreement, Seabulk's stockholders received 0.2694 of a share of SEACOR common stock plus cash of $4.00 for each issued and outstanding share of Seabulk common stock. Share consideration was valued at $64.87 per share of SEACOR common stock based on the average price during the period a day before and after the March 16, 2005 announcement of the intended merger with Seabulk.

        The pro forma adjustments, as described in the notes to the pro forma statement are based on currently available information that we believe are reasonable. These adjustments are not necessarily indicative of SEACOR's future results of operations. Pro forma adjustments reflect an allocation of the purchase price, material charges, credits and related tax effects that are directly attributable to the Seabulk Merger and to conform Seabulk's accounting policies with those of SEACOR. Certain pro forma adjustments were based on a preliminary assessment of the value of assets and liabilities acquired as part of the Seabulk Merger. However, changes to adjustments included in the pro forma statement are expected as valuations of assets and liabilities are finalized and additional information becomes available. The final purchase price allocations for the Seabulk Merger will be affected by formal valuation analysis of certain assets by outside appraisal firms and may result in material adjustments to the amounts presented in the pro forma statements. Furthermore, the impact of integration activities and the finalization of charges and credits directly attributable to the merger could also cause actual results to materially differ from the pro forma statement presented herein.

Unaudited Condensed Combined Pro Forma Statement of Income
For the Year Ended December 31, 2005
(in thousands, except per share data)

		Six Months Ended June 30, 2005
					Pro Forma Condensed Combined
	SEACOR	Seabulk	Adjustments
Operating Revenues	$972,004	$192,268	$—		$1,164,272

Cost and Expenses:
Operating expenses	589,928	110,923	(3,589	)(a)	697,262
Administrative and general	105,195	21,609	—		126,804
Depreciation and amortization	127,714	19,927	34,359	(b)	182,000

	822,837	152,459	30,770		1,006,066

Gains on Asset Sales and Impairments, Net	28,285	323	(323	)(e)	28,285

Operating Income	177,452	40,132	(31,093)		186,491

Other Income (Expense):
Interest income	19,201	313	—		19,514
Interest expense	(48,152)	(18,685)	(403	)(c)	(67,240)
Other, net	45,897	33	3,342	(c)	49,272

	16,946	(18,339)	2,939		1,546

Income Before Income Tax Expense, Minority Interest Equity in Earnings of 50% or Less Owned Companies, and Discontinued Operations	194,398	21,793	(28,154)		188,037
Income Tax Expense	29,746	2,592	(2,226	)(d)	30,112

Income Before Minority Interest, Equity in Earnings of 50% or Less Owned Companies and Discontinued Operations	164,652	19,201	(25,928)		157,925
Minority Interest in Net Loss of Subsidiaries	32	—	—		32
Equity in Earnings of 50% or Less Owned Companies	5,661	—	—		5,661
Discontinued Operations	364	—	—		364

Net Income	$170,709	$19,201	$(25,928)		$163,982

Basic Earnings Per Common Share	$7.91	$0.82			$6.63

Diluted Earnings Per Common Share	$6.95	$0.79			$5.92

Weighted Average Common Shares Outstanding:
Basic	21,595	23,347			24,748
Diluted	25,273	24,400			28,520

Notes to Unaudited Condensed Combined Pro Forma Statement of Income
For the Year Ended December 31, 2005

(a)
Represents the elimination of Seabulk's capitalized non-fuel inventories and supplies amortization of $0.4 million and a $3.7 million reduction to restate Seabulk's drydock costs to an as incurred basis to conform with SEACOR's accounting policy, partially offset by a $0.5 million increase in charter hire expense related to favorable leases.

(b)
Represents the restatement of Seabulk's depreciation and amortization expense to $54.3 million resulting from our preliminary valuation of its equipment and identified intangible assets and to conform with SEACOR's accounting policies regarding depreciable useful lives and salvage values.

(c)
Represents $3.3 million derivative gain on fair value of interest rate swap offset by adjustments to interest expense of $0.4 million to reflect fair valuation of outstanding Seabulk debt.

(d)
Represents the restatement of Seabulk's Income Tax Expense as a result of the recognition of Seabulk's net operating carryforwards by the combined group.

(e)
Represents elimination of gains on sale of equipment resulting from its fair valuation.

DESCRIPTION OF THE DEBENTURES

        We issued the debentures under an indenture between us and U.S. Bank Trust National Association, as trustee. The following description is only a summary of the material provisions of the debentures, the indenture and the registration rights agreement relating to the debentures and shares of common stock into which the debentures are convertible. It does not purport to be complete. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the debentures. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under "Where You Can Find Other Information."

        For purposes of this section, references to "we," "us," "our," "ours," the Company and "SEACOR" refer solely to SEACOR Holdings Inc. and not to its subsidiaries.

General

The Debentures

        The debentures:

  •
  are limited to $250,000,000 aggregate principal amount;

  •
  mature on December 15, 2024, unless earlier converted by holders, redeemed at our option or purchased by us at the option of holders;

  •
  bear interest at a rate of 2.875% per annum, payable semi-annually, in arrears, on each June 15 and December 15, beginning on June 15, 2005, to the holders of record at the close of business on the preceding June 1 and December 1, respectively;

  •
  accrue contingent interest, which may be payable as set forth below under "—Contingent Interest";

  •
  will bear additional interest or in the case of common stock issued upon conversion of the debentures, additional amounts, if we fail to comply with certain obligations set forth below under "—Registration Rights";

  •
  are convertible into shares of our common stock at an initial conversion rate of 13.6705 shares of our common stock per $1,000 principal amount of debentures (which represents a conversion price of approximately $73.15 per share of common stock) under the conditions and subject to such adjustments as are described below under "—Conversion of Debentures";

  •
  are redeemable by us beginning on December 20, 2009 at any time as a whole or in part, at the redemption prices set forth below under "—Optional Redemption";

  •
  are subject to repurchase by us for cash at the option of the holders on December 15, 2011, 2014 and 2019 or upon the occurrence of a fundamental change (as defined below under "—Repurchase of Debentures at Option of Holders—Repurchase of Debentures at Option of Holders Upon a Fundamental Change"), at a repurchase price in cash equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date as described below under "—Repurchase of Debentures at the Option of Holders—Optional Put" and "—Repurchase of Debentures at the Option of Holders upon a Fundamental Change;" and

  •
  are represented by one or more registered securities in global form as described below under "—Book-Entry, Delivery and Form."

        The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional senior indebtedness or any other indebtedness or issuing or repurchasing securities. The indenture contains no covenants or other provisions to afford protection to holders of debentures in the event of highly leveraged transactions or a fundamental change of SEACOR, except to the extent described under "—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders upon a Fundamental Change" and "—Consolidation, Merger and Sale of Assets."

        The debentures will be our general unsecured senior obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the debentures. The debentures will be effectively subordinated to all of our senior secured indebtedness to the extent of the value of the collateral securing those obligations and all indebtedness and liabilities of our subsidiaries, including trade credit. As of September 30, 2005, SEACOR Holdings had secured indebtedness outstanding of $336.5 million and our subsidiaries had approximately $1.0 billion of aggregate liabilities, including approximately $492.1 million of indebtedness, outstanding.

        No sinking fund is provided for the debentures. The debentures are issued only in registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

        We will maintain an office where the debentures may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the debentures will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global securities. We may pay interest by check mailed to each holder at its address as it appears in the debenture register; provided, however, that holders with debentures in an aggregate principal amount in excess of $2.0 million will be paid, at their written election, by wire transfer in immediately available funds; provided further, however, that payments to The Depository Trust Company, New York, New York, which we refer to as "DTC," will be made by wire transfer of immediately available funds to the account of DTC or its nominee. There will be no service charge for any registration of transfer or exchange of debentures. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

        Holders may not sell or otherwise transfer the debentures or the common stock issuable upon conversion of the debentures except in compliance with the provision set forth below under "—Registration Rights" and in this prospectus under "Transfer Restrictions."

        Each holder will agree in the indenture to treat the debentures, for U.S. federal income tax purposes, as "contingent payment debt instruments" and to be bound by our application of the Treasury Regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for federal income tax purposes will be 6.75%, compounded semi-annually, which is the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, a holder will recognize ordinary income upon a conversion of a debenture into our common stock equal to the amount, if any, by which the value of the common stock received on the conversion exceeds the sum of the original purchase price of the holder's debenture and accrued but unpaid interest. However, the proper U.S. federal income tax treatment of a holder of a debenture is uncertain in various respects. If the agreed upon treatment was successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its debentures.

        HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR'S PARTICULAR TAX SITUATION.

Interest

        The debentures will bear interest at a rate of 2.875% per annum from December 17, 2004. We will pay interest semi-annually, in arrears, on June 15 and December 15 of each year, beginning on June 15, 2005, subject to limited exceptions if the debentures are converted prior to the relevant interest payment date. Interest will be paid to the holders of record at the close of business on the June 1 and December 1, as the case may be, immediately preceding the relevant interest payment date; provided, however, that interest will be paid to a person other than the holder of record on the record date on the maturity date or, in connection with a redemption at our option or repurchase at the option of the holders, on the redemption date or repurchase date, as the case may be, if it is after a record date but on or before the corresponding interest payment date. In any such case, we will pay the accrued and unpaid interest only to the person to whom we pay the principal amount.

        Interest on the debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will also pay contingent interest on the debentures in the circumstances described below under "—Contingent Interest."

        Interest will cease to accrue on a debenture upon its maturity, conversion, repurchase by us at the option of a holder or redemption.

Contingent Interest

        Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of debentures during any period from December 15 to June 14 and from June 15 to December 14, commencing with the period beginning on December 15, 2011, if the average debenture price of a debenture for the five trading days ending on the third trading day immediately preceding the first day of the relevant period equals 120% or more of the principal amount of such debenture. The amount of contingent interest payable per debenture with respect to any such period will equal 0.35% per annum of such average debenture price (defined below) of such debenture.

        We will pay contingent interest, if any, in the same manner as we will pay interest described above under "—Interest."

        The "debenture price" on any date of determination means the average of the secondary market bid quotations per $1,000 debenture obtained by the bid solicitation agent for $10.0 million principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

  •
  at least three such bids are not obtained by the bid solicitation agent, or

  •
  in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures,

then the debenture price will equal (a) the then-applicable conversion rate of the debentures multiplied by (b) the average closing sale price (as defined under "—Conversion Rights") of our common stock for the last five trading days ending on such determination date.

        A "trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation system ("Nasdaq") or, if our common stock is not quoted on Nasdaq, on the principal other market on which such common stock is then traded.

        The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but it will not be one of our affiliates. The bid solicitation agent will solicit bids from nationally recognized securities dealers that are believed by us to be willing to bid for the debentures.

        Upon determination that holders of debentures will be entitled to receive contingent interest that may become payable during a relevant period, on or prior to the start of such period, we will provide notice to all holders by disseminating a press release setting forth the amount of contingent interest per $1,000 principal amount of debentures and publishing such release on our website.

        Under the indenture governing the debentures, we agree and each holder of the debentures by its acceptance of a beneficial interest in the debentures shall be deemed to agree, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to Treasury Regulations governing contingent payment debt instruments.

Conversion of Debentures

General

        A holder may convert its debentures, in whole or in part, into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date of the debentures, unless we have redeemed or purchased those debentures. Holders may only convert debentures with a principal amount of $1,000 or an integral multiple of $1,000. The conversion rate with respect to a debenture is initially 13.6705 shares of our common stock. The conversion rate of a debenture is equal to $1,000 divided by the then applicable conversion price at the time of determination. The conversion price is subject to adjustment as described below under "—Conversion Price Adjustments." Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate. The initial conversion price for the debentures is $73.15 per share.

        No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our common stock will receive a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the volume weighted average price of our common stock on the tenth trading day following the conversion date. Conversion of the debentures will also be subject to restrictions on foreign ownership of our common stock. See "Risk Factors Relating to the Debentures—Limitations on foreign ownership of our common stock may restrict the ability of holders to receive shares of our common stock upon conversion of the debentures" and "Description of the Debentures—Limitations on Foreign Ownership of our Common Stock."

        If a holder exercises its right to require us to repurchase its debentures as described below under "—Repurchase of Debentures at the Option of Holders—Optional Put" and "—Repurchase of Debentures at the Option of Holders upon a Fundamental Change," such holder may convert its debentures into shares of our common stock only if it withdraws its applicable repurchase notice in accordance with the indenture.

Payment Upon Conversion

        Optional Settlement Methods.    In lieu of delivery of shares of our common stock upon conversion notice of any debentures (for all or any portion of the debentures), we may, in our discretion, elect to deliver to holders surrendering debentures either cash or a combination of cash and shares of our common stock, subject to limitations on foreign ownership of our common stock. See "Risk Factors

Relating to the Debentures—Limitations on foreign ownership of our common stock may restrict the ability of holders to receive shares of our common stock upon conversion of the debentures" and "Description of Debentures—Limitations on Foreign Ownership of our Common Stock." To the extent we elect to deliver cash in lieu of shares of our common stock, we will pay holders surrendering debentures an amount in cash per debenture equal to the average of the applicable stock prices (defined below) of our common stock for the ten consecutive trading days beginning on the third trading day immediately following the conversion date, multiplied by (i) the then applicable conversion rate and (ii) the percentage of each such debenture with respect to which we elect to deliver cash. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the debentures as described under "—Optional Redemption." If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of our common stock, will be made to holders surrendering debentures no later than the twentieth business day following the applicable conversion date.

        The "applicable stock price," with respect to a trading day, is equal to the volume-weighted average price per share of our common stock (or any security into which our common stock has been converted in connection with a fundamental change) on such trading day. The "volume-weighted average price," with respect to a trading day, means such price as displayed under the heading "Bloomberg VWAP" on Bloomberg (or any successor service) page CKH <equity> AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the "applicable stock price" means the market value per share of four common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

        Payment Upon Conversion Upon a Fundamental Change.    We must give notice to all record holders and to the trustee (a) at least ten trading days prior to the anticipated effective date of a fundamental change and (b) within 15 days after a fundamental change has become effective. If a holder converts its debentures at any time beginning on the date that we give notice of the anticipated effective date of a fundamental change (the "effective date notice") and ending at the close of business on the second trading day immediately preceding the related fundamental change repurchase date corresponding to such fundamental change, the holder will receive:

        (1)   common stock, cash or a combination of cash and common stock, as described above under "—Payment Upon Conversion—Optional Settlement Methods;" plus

        (2)   the make-whole premium, if any, which will be in an amount determined as set forth under "—Determination of the Make-Whole Premium" and which will be payable in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which our common stock has been converted in connection with such fundamental change (other than cash paid in lieu of fractional interests in any security or other property delivered in connection with such fundamental change) on the fundamental change repurchase date for the debentures after the fundamental change described under "—Repurchase of Debentures at Option of Holders Upon a Fundamental Change."

        Solely for purposes of valuing any non-cash consideration received by holders of our common stock in any fundamental change, to the extent any component of non-cash consideration is not listed on a U.S. national or regional securities exchange or reported on the NYSE, the value of the non-cash consideration will be determined by two nationally recognized investment banks or appraisal firms, as appropriate, selected by us with the consent of the trustee and, to the extent any component of non-cash consideration is listed on a U.S. national or regional securities exchange or reported on the NYSE, the value of the non-cash consideration will be determined by reference to its volume weighted average price.

        If holders of our common stock receive or have the right to receive more than one form of consideration in connection with a fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to the different forms of consideration paid to our common stockholders in connection with the fundamental change.

Conversion Price Adjustments

        The conversion price will be adjusted:

        (1)   upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

        (2)   upon the subdivision or combination of our outstanding common stock;

        (3)   upon the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the current market price per share on the record date for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to the expiration;

        (4)   upon the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (3) above; and

  •
  distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

        (5)   upon the occurrence of any dividends or distributions (other than in connection with a liquidation, dissolution or winding up of us) consisting exclusively of cash to all or substantially all holders of our common stock, in which case the conversion price shall be reduced so that it equals the price determined by dividing the conversion price in effect on the record date with respect to the cash dividend or distribution by a fraction,

          (a)   the numerator of which will be the current market price of a share of our common stock as of the day before the "ex" date (as defined below) with respect to the dividend or distribution, and

          (b)   the denominator of which will be the current market price of a share of our common stock as of the day before the "ex" date with respect to the dividend or distribution less the amount per share of the cash dividend or distribution; and

        (6)   upon the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries at a price per share in excess of the current market price for one share of our common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the "expiration date," in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,

          (a)   the numerator of which will be the product of the number of shares of our common stock outstanding (including tendered shares but excluding any shares held in our treasury) on the expiration date multiplied by the current market price per share of our common stock on the trading day next succeeding the expiration date; and

          (b)   the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration date, which we refer to as the "purchased shares," and (y) the product of the number of shares of our common stock outstanding (less any purchased shares and excluding any shares held in our treasury) at the expiration time and the current market price per share of our common stock on the trading day next succeeding the expiration date.

        "Current market price" shall mean, with respect to any date of determination, the average of the sale prices of our common stock for the five consecutive trading days ending on the date of determination. For purposes hereof, the term "ex" date, when used with respect to any dividend or distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving SEACOR; or

  •
  a sale or conveyance to another person of the property and assets of SEACOR as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of debentures will generally be entitled to convert their debentures, subject to the conditions described above, into the same type of consideration received by common stock holders immediately following one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Material U.S. Federal Income Tax Considerations" below for a relevant discussion.

        We are permitted to reduce the conversion price of the debentures by any amount for a period of at least 20 days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days' prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price on the debentures for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Conversion Procedures

        The right of conversion attaching to any debenture may be exercised (a) if such debenture is represented by a global security, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC, or (b) if such debenture is represented by a certificated security, by delivery of such debenture at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the debenture and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.

        No separate payment or adjustment will be made for accrued and unpaid interest on a converted debenture or for dividends or distributions on any of our common stock issued upon conversion of a debenture, except as provided in the indenture. By delivering to the holder the number of shares issuable or cash payable upon conversion together with a cash payment in lieu of any fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof, we will satisfy our obligation with respect to the conversion of the debentures. That is, accrued interest (including contingent interest and additional interest, if any) will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest, including contingent interest and additional interest, if any.

        If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those debentures, notwithstanding the conversion of debentures prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a debenture, that if the holder surrenders any debentures for conversion during such period, such holder must pay us at the time such holder surrenders its debenture for conversion an amount equal to the interest that has accrued and that will be paid on the debentures being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the debentures being converted, but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1), a holder of debentures who chooses to convert those debentures on a date that is after a record date but prior to the corresponding interest payment date will not be required to pay us, at the time that holder surrenders those debentures for conversion, the amount of regularly scheduled interest it will receive on the interest payment date.

        Holders of debentures are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the debenture. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

        The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of debentures in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

        If we elect to settle in common stock only, a certificate for the number of full shares of common stock into which the debentures are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, as soon as practicable after we issue our notification of our chosen method of settlement, which we must issue on the date that is three trading days following receipt of the conversion notice. If we elect to settle in cash or a combination of cash and common stock, the cash and, if applicable, a certificate for the number of full-shares of common stock into which the debentures are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder on the twentieth trading day following receipt of the conversion notice, unless the holder submits its conversion notice within 30 trading days prior to maturity, in which case such delivery will take place on the maturity date.

Determination of the Make-Whole Premium

        If a fundamental change occurs prior to December 20, 2009, we will pay a make-whole premium upon the conversion of the debentures as described above under "—Conversion of Debentures—Payment Upon Conversion Upon a Fundamental Change" in the case of a fundamental change. The make-whole premium will be equal to a percentage of the principal amount of the debentures. The make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of debentures upon conversion. The make-whole premium will be determined by reference to the tables below and is based on the date on which the fundamental change becomes effective, referred to as the "effective date," and the price, referred to as the "stock price," paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average sale price of our common stock for the ten trading days immediately preceding, but not including, the effective date.

        We will pay the make-whole premium solely in shares of our common stock (other than cash in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the fundamental change; provided, however, that we will pay cash in lieu of fractional interests in any security or other property delivered in connection with such fundamental change. The make-whole premium will be payable on the fundamental change purchase date after the fundamental change for debentures converted in connection with a fundamental change. If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to relative value, determined as described in the following paragraph, of the different forms of consideration paid to our common stockholders in connection with the fundamental change.

        The value of our shares or other consideration for purposes of determining the number of shares or other consideration to be issued in respect of the make-whole premium will be calculated as follows:

        (1)   In the case of a fundamental change in which all or substantially all of the shares of our common stock have been, as of the effective date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

          (a)   securities that are traded on a U.S. national securities exchange or approved for quotation on the NYSE or any similar system of automated dissemination of quotations of securities prices will be valued at 98% of the average sale price for the 10 trading days immediately prior to but excluding the fundamental change purchase date,

          (b)   other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on 98% of the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks selected by the trustee, and

          (c)   100% of any cash.

        (2)   In all other cases, the value of our shares will equal 98% of the average of the sale price of our common stock for the ten trading days immediately prior to but excluding the fundamental change purchase date.

        Notwithstanding the foregoing, in no event shall the value of our common stock be less than 50% of the stock price used to determine the amount of the make-whole premium.

        The stock prices set forth in the first column of each table will be adjusted as of any date on which the conversation ratio of the debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

        The following table sets forth the hypothetical stock price, effective date and payment (expressed as a percentage) upon a fundamental change for each $1,000 principal amount of the debentures:

	December 17, 2004	December 15, 2005	December 15, 2006	December 15, 2007	December 15, 2008	December 20, 2009
$52.25	28.6	28.6	28.6	28.6	28.6	28.6
$55.00	27.2	26.2	25.2	24.8	24.8	24.8
$60.00	24.8	23.5	22.0	20.3	18.1	18.0
$65.00	22.8	21.2	19.4	17.1	14.1	12.2
$70.00	21.2	19.3	17.2	14.5	10.9	4.5
$75.00	19.8	17.8	15.4	12.4	8.5	0.0
$80.00	18.7	16.5	13.9	10.8	6.6	0.0
$85.00	17.7	15.4	12.7	9.5	5.4	0.0
$90.00	16.9	14.5	11.8	8.5	4.5	0.0
$95.00	16.3	13.8	11.0	7.7	3.9	0.0
$100.00	15.6	13.2	10.4	7.1	3.5	0.0
$105.00	15.2	12.7	9.9	6.7	3.2	0.0
$110.00	14.8	12.3	9.5	6.4	3.0	0.0
$115.00	14.5	12.0	9.2	6.1	2.9	0.0
$120.00	14.2	11.7	8.9	6.0	2.9	0.0
$130.00	13.7	11.3	8.6	5.7	2.8	0.0
$140.00	13.4	11.0	8.4	5.6	2.8	0.0
$150.00	13.2	10.8	8.2	5.5	2.8	0.0

        The exact stock price and effective dates may not be set forth on the table, in which case:

  •
  if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year.

  •
  if the stock price is in excess of $150.00 per share (subject to adjustment in the same manner as the stock price) the payment corresponding to row $150.00 will be paid.

  •
  if the stock price is less than or equal to $52.25 per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid.

        No make-whole premium will be payable in connection with a fundamental change that occurs on or after December 20, 2009.

        Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Limitations on Foreign Ownership of our Common Stock

        We are subject to the Shipping Act, 1916, as amended (the "Shipping Act"), and the Merchant Marine Act of 1920, as amended (the "1920 Act," and together with the Shipping Act, the "Acts"), which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Acts require that vessels engaged in the U.S. coastwise trade be (i) owned by U.S. citizens and (ii) built in the United States. For a corporation engaged in the U.S. coastwise trade to be deemed a citizen of the United States, (a) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof, (b) each of the president or other chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen, (c) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens and (d) at least 75% of the interest in such corporation must be owned by U.S. "Citizens" (as defined in the Acts). Should we fail to comply with the U.S. citizenship requirement of the Acts, we would be prohibited from operating our vessels in the U.S. coastwise trade during the period of such non-compliance.

        To facilitate compliance with the Acts, our certificate of incorporation: (i) contains provisions limiting the aggregate percentage ownership by foreigners of any class of our capital stock (including the common stock) to 22.9% of the outstanding shares of each such class to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable maritime law (presently 25.0%), and authorizes the Board of Directors, under certain circumstances, to increase the foregoing percentage to 24.0%, (ii) requires institution of a dual stock certification system to help determine such ownership and (iii) permits the Board of Directors to make such determination as reasonably may be necessary to ascertain such ownership and implement such limitation. In addition, our bylaws provide that the number of foreign directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business and restrict any officer who is not a U.S. citizen from acting in the absence or disability of the chairman of the Board of Directors, chief executive officer or the president, all of whom must be U.S. citizens. Based on information available to us from the transfer agent of our common stock and DTC, at December 8, 2004, approximately 1% of the outstanding shares of our common stock were owned by foreigners (without giving effect to the conversion of the debentures.

        Our issuance of shares of common stock upon conversion of the debentures or as payment of the purchase price in lieu of cash as described under "—Repurchase of Debentures at the Option of Holders" is subject to certain limitation on foreign ownership, and as a condition to the receipt of shares of common stock upon conversion of the debentures or payment of the purchase price in shares of common stock, holders of the debentures will be required to certify as to, and under certain circumstances, additional proof of, citizenship. In addition, a foreign holder of the debentures may, by reason of such limitations, receive a lesser number of shares of common stock upon conversion of the debentures than it otherwise may be entitled to receive pursuant to the terms of the debentures and the Indenture. See "Risk Factors Relating to the Debentures—Limitations on foreign ownership of our common stock may restrict the ability of holders to receive shares of our common stock upon conversion of the debentures."

Optional Redemption

        Prior to December 20, 2009, the debentures will not be redeemable at our option. On or after December 20, 2009, during the periods commencing on the dates set forth below, we may redeem the debentures in cash at any time, in whole or in part, at the corresponding redemption prices expressed as a percentage of the principal amount of the debentures to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date:

Date	Price
December 20, 2009	100.82%
December 15, 2010	100.41
December 15, 2011 and thereafter	100.00

        We will give at least 30 days' but not more than 60 days' notice of redemption by mail to holders of debentures. Debentures or portions of debentures called for redemption are convertible by the holder until the close of business on the business day immediately preceding the redemption date.

        If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples thereof by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate or in accordance with the applicable procedures of DTC to the extent debentures are held in book-entry form. If any debentures are to be redeemed in part only, we will issue a new debenture or debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder's debentures is selected for partial redemption and the holder converts a portion of its debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

        If the paying agent holds cash sufficient to pay the redemption price of the debentures for which a redemption notice has been delivered on the redemption date in accordance with the terms of the indenture, then, immediately after the redemption date, the debentures will cease to be outstanding and interest (including contingent interest and additional interest, if any) on such debentures shall cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the redemption price upon delivery of the debentures.

Repurchase of Debentures at the Option of Holders

Optional Put

        On December 15, 2011, 2014 and 2019 a holder may require us to repurchase for cash any outstanding debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price in cash equal to 100% of the principal amount of those debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. Holders may submit their debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the relevant repurchase date.

        Unless we have elected to redeem all of the debentures on or before the repurchase date (to the extent permitted by the indenture), we are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their debentures as described below. The repurchase notice given by each holder electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

  •
  if certificated debentures are to be delivered, the certificate numbers of the holder's debentures to be delivered for repurchase;

  •
  the portion of the principal amount of debentures to be repurchased, which must be $1,000 or a multiple thereof; and

  •
  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

  •
  if certificated debentures are to be withdrawn, the certificate numbers of the debentures being withdrawn;

  •
  the principal amount of debentures being withdrawn; and

  •
  the principal amount, if any, of the debentures that remain subject to the repurchase notice.

        If debentures are not in certificated form, the foregoing notices must comply with appropriate DTC procedures.

        In connection with any repurchase, we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the debentures.

        Our obligation to pay the purchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

        If the paying agent holds cash sufficient to pay the repurchase price of the debentures for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest (including contingent interest and additional interest, if any) on such debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the debentures.

Repurchase of Debentures at the Option of Holders Upon a Fundamental Change

        In the event of a fundamental change (as defined below) each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase, in whole or in part, the holder's debentures in integral multiples of $1,000 principal amount, at a price in cash for each $1,000 principal amount of such debentures equal to 100% of the principal amount of such debentures tendered, plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. We will be required to repurchase the debentures on the date that is not less than 20 nor more than 45 business days after a fundamental change has become effective.

        Within 15 business days after a fundamental change has become effective, we must mail to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

  •
  the events causing a fundamental change;

  •
  the date of such fundamental change;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the repurchase price;

  •
  the repurchase date;

  •
  the name and address of the paying and conversion agents;

  •
  the conversion rate, and any adjustments to the conversion rate that will result from the fundamental change;

  •
  that debentures with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to exercise these rights.

        To exercise this right, the holder must transmit to the paying agent a written notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

  •
  the certificate numbers of the debentures to be delivered by the holder, if applicable;

  •
  the portion of the principal amount of debentures to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

  •
  that such debentures are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

        A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

  •
  the certificate numbers of the debentures being withdrawn, if applicable;

  •
  the principal amount of debentures being withdrawn; and

  •
  the principal amount, if any, of the debentures that remain subject to a repurchase notice.

        If the debentures are not in certificated form, the foregoing notices from holders must comply with the applicable DTC procedures.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the debentures upon a fundamental change.

        Our obligation to pay the repurchase price for a debenture for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the debenture, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such debenture to be paid promptly following the later of the repurchase date or the time of delivery of such debenture.

        If the paying agent holds money sufficient to pay the repurchase price of a debenture for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest (including contingent interest and additional interest, if any) on such debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the debenture.

        A "fundamental change" will be deemed to have occurred upon the occurrence of any of the following:

        (1)   any "person" or "group" (other than us, our subsidiaries or our respective employee benefit plans) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing, or we otherwise become aware, that such person is or has become the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

        (2)   we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned" directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

        (3)   a majority of the members of our board of directors are not continuing directors (as defined below); or

        (4)   our common stock ceases to be listed on a national securities exchange or quoted on The Nasdaq National Market or another established automated over the counter trading market in the United States.

        However, a fundamental change will not be deemed to have occurred if in the case of a merger or consolidation, at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the fundamental change consists of common stock traded on a national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the debentures become convertible solely into such common stock.

        For purposes of this fundamental change definition:

  •
  "person" or "group" shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(l) under the Exchange Act, or any successor provision;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture;

  •
  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  "board of directors" means the Board of Directors or other governing body charged with the ultimate management of any person;

  •
  "continuing director" means, as of any date of determination, any member of our board of directors who was a member of such board of directors on the date of the indenture; or was nominated for election or elected to such board of directors with the approval of: (A) a majority of the continuing directors who were members of such board at the time of such nomination or election or (B) a nominating committee, a majority of which committee were continuing directors at the time of such nomination or election.

  •
  "capital stock" means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;

  •
  "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction which such holders believe constitutes a transfer of "all or substantially all" of our assets.

        This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the debentures.

        Our ability to repurchase debentures may be limited by restrictions on the ability of SEACOR to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. See "Risk Factors—We may not be able to repay or repurchase the principal amount of the debentures when required."

Events of Default

        Each of the following constitutes an event of default with respect to the debentures:

        (1)   default in the payment when due of any principal of any of the debentures at maturity, upon redemption or exercise of a repurchase right or otherwise;

        (2)   default in the payment of any interest, contingent interest, additional interest or any make-whole premium when due under the debentures, which default continues for 30 days;

        (3)   default in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right, other than as a result of limitations on foreign ownership of shares underlying such conversion;

        (4)   default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

        (5)   our failure to comply with any of our other agreements in the debentures or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the debentures, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

        (6)   our failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us or any of our subsidiaries in excess of $25.0 million principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of ten days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debentures; and

        (7)   certain events of bankruptcy, insolvency or reorganization.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding may declare the principal amount of the debentures then outstanding plus any interest on the debentures accrued and unpaid (including contingent interest and additional interest, if any) through the date of such declaration to be immediately due and payable. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) will automatically become immediately due and payable.

        At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debentures then outstanding may, under certain circumstances, rescind and annul such acceleration.

        Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debentures.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the debentures then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the debentures then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any interest on any debenture on or after the applicable due date or the right to convert the debenture in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding debentures may waive any default or event of default unless:

  •
  we fail to pay principal of or any interest (including contingent interest and additional interest, if any) on any debenture when due or the payment of any repurchase price;

  •
  we fail to convert any debenture into common stock and/or cash, other than as a result of limitations on foreign ownership of shares of our common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding debenture affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers' knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease all or substantially all of our properties and assets to any successor person, unless:

  •
  we are the surviving person or the resulting, surviving or transferee person, if other than us, is organized and validly existing under the laws of the United States of America, any state of the United States, or the District of Columbia and assumes our obligations on the debentures and under the indenture; and

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions we shall be discharged from all obligations under the debentures and the indenture. Although the indenture permits these transactions, some of the transactions described above could constitute a fundamental change of SEACOR and permit each holder to require us to repurchase the debentures of such holder as described above under "—Repurchase of Debentures at the Option of Holders—Repurchase of Debentures at the Option of Holders upon a Fundamental Change."

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the debentures with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debentures. In addition, the holders of a majority in aggregate principal amount of the outstanding debentures may waive our compliance in any instance with any provision of the indenture without notice to the holders. However, no amendment, supplement or waiver be made without the consent of the holder of each outstanding debenture if such amendment, supplement or wavier would:

        (1)   change the stated maturity of the principal of or the payment date of any installment of interest, contingent interest or additional interest on or with respect to the debentures;

        (2)   reduce the principal amount of, repurchase price or redemption price of, the make-whole premium or rate of interest, contingent interest or additional interest on any debenture;

        (3)   reduce the amount of principal payable upon acceleration of the maturity of any debenture;

        (4)   change the currency in which the principal of, repurchase price or redemption price or rate of interest with respect to the debentures is payable;

        (5)   impair the right to institute suit for the enforcement of any payment on, or with respect to, any debenture;

        (6)   modify the provisions with respect to the repurchase rights of the holders upon the events described under "—Repurchase of Debentures at the Option of Holders—Optional Put" in a manner adverse to holders;

        (7)   adversely affect the right of holders to convert debentures other than as provided in the indenture;

        (8)   reduce the percentage in principal amount of the outstanding debentures, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

        (9)   alter the manner of calculation or rate of accrual of interest, contingent interest or additional interest, redemption price, repurchase price or the make-whole premium on any debenture or extend the time or payment of any such amount.

        We and the trustee may amend or supplement the indenture or the debentures without notice to, or the consent of the holders to, among other things:

        (1)   to cure any ambiguity, defect, omission, mistake or inconsistency;

        (2)   to provide for uncertificated debentures in addition to or in place of certificated debentures;

        (3)   to provide for the assumption of our obligations to holders of debentures in the case of a share exchange, merger or consolidation or sale of all or substantially all of our assets;

        (4)   to make any change that would provide any additional rights or benefits to the holders of debentures or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

        (5)   to add a guarantor;

        (6)   to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

        (7)   to secure the debentures;

        (8)   to comply with the rules of any applicable securities depositary, including DTC;

        (9)   to conform the text of the indenture or the notes to any provision of this Description of the Debentures to the extent that such provision was intended to be a recitation of the text of this Description of the Debentures; or

        (10) to provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture.

Satisfaction and Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the paying agent or conversion agent, as the case may be, after the debentures have become due and payable, whether at maturity or any repurchase date or by delivery of a notice of redemption or conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of the Debentures

        We or our agents will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determination of the trading price of the debentures and sale price of our common stock and the projected payment schedule. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Governing Law

        The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        U.S. Bank National Association is the trustee under the indenture. The trustee will be the paying agent, conversion agent, registrar and bid solicitation agent for the debentures. The trustee can be contacted at the address set forth below regarding transfer or conversion of the debentures.

        If the trustee becomes a creditor of ours, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee (it the indenture has been qualified under the Trust Indenture Act) or resign.

Book-Entry Delivery and Form

        We initially issued the debentures in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders may hold their beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Debentures in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the global security for all purposes under the indenture and the debentures. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, holders will not be entitled to have the debentures represented by the global security registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any debentures under the global security. We understand that, under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and any interest on the debentures represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or additional interest, if any, on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any debenture or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of debentures only at the direction of one or more participants to whose account the DTC interests in the global security is credited, and only in respect of such portion of the aggregate principal amount of debentures as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the debentures, DTC will exchange the global security for certificated securities, which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

        The following summary of the registration rights to be provided in the registration rights agreement and the debentures is not complete. You should refer to the registration rights agreement for a full description of the registration rights that apply to the debentures.

        We will agree to file a shelf registration statement under the Securities Act not later than 100 days after the first date of original issuance of the debentures to register resales of the debentures and the shares of common stock into which the debentures are convertible. The debentures and the common stock issuable upon conversion of the debentures are referred to collectively as registrable securities. We will use our reasonable best efforts to have this shelf registration statement declared effective as soon as practicable but not later than 180 days after the first date of original issuance of the debentures, and to keep it effective until the earliest of:

        (1)   two years from the first date of original issuance of the debentures offered hereby;

        (2)   the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

        (3)   the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        If we notify the holders in accordance with the registration rights agreement upon the occurrence of certain events, then the holders will suspend the use of the prospectus until the requisite changes have been made and the period of effectiveness of the shelf registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to and including the date when holders have received the amended or supplemented prospectus.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

        If:

        (1)   the shelf registration statement has not been filed with the SEC by the 100th day after the first date of original issuance of the debentures;

        (2)   the shelf registration statement has not been declared effective by the SEC by the 180th day after the first date of original issue of the debentures;

        (3)   after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective, or the shelf registration statement or prospectus contained therein ceases to be usable in connection with the resales of debentures and the common stock issuable upon the conversion of the debentures, in accordance with and during the periods specified in the registration rights agreement because either (1) any event occurs as a result of which the prospectus forming part of such shelf registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading or (2) it shall be necessary to amend such shelf registration statement or supplement the related prospectus, to comply with the Securities Act or Exchange Act or the respective rules thereunder; or

        (4)   after the effectiveness of the shelf registration statement, we have failed to timely comply with any of our obligations with respect to filing any amendments or supplements to the shelf registration statement so that a holder that has returned a completed questionnaire (as defined below) may use the prospectus (we refer to each such event described above in clauses (1) through (4) as a registration default), additional interest will accrue on the debentures, from and including the date on which the registration default shall occur to but excluding the date on which all such registration defaults have been cured, at the rate of 0.50% per year. Additional amounts shall accumulate on any common stock issued upon conversion of the debentures at an equivalent rate.

        Notwithstanding the foregoing, after the effectiveness of the shelf registration statement, we may suspend the availability of the shelf registration statement and the use of any prospectus by written notice to the holders for a period or periods not to exceed an aggregate of 45 calendar days in any 90-calendar day period, and not to exceed 90 calendar days in any twelve-month period (each such period, a "Deferral Period") without incurring such additional interest or additional amounts if:

          (i)    an event has occurred and is continuing as a result of which the shelf registration statement would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

          (ii)   we determine in good faith that the disclosure of such event at such time would have a material adverse effect on our company and its subsidiaries taken as a whole and is not otherwise then required by law to be disclosed;

provided, however, that in the event the disclosure relates to a proposed or pending material business transaction that is previously not disclosed publicly, the disclosure of which would, in our judgment, impede our ability to consummate such transaction, we may extend a Deferral Period from 45 calendar days to 60 calendar days in any 90-calendar day period without incurring such additional interest or additional amounts; provided, however, that any such extension of a Deferral Period shall be included in calculating the 90 calendar days referred to above.

        We will give notice, of our intention to file the shelf registration statement, which we refer to as a filing notice, to each of the holders of the debentures in the same manner as we would give notice to holders of debentures under the indenture. The filing notice will seek, among other things, a determination from each of such holders as to whether such holder elects to have its debentures and the common stock issuable upon conversion thereof registered for sale pursuant to the shelf registration statement.

        We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of the shelf registration statement. Holders will need to complete the notice and questionnaire attached as Annex A to this prospectus prior to any intended distribution of their registrable securities pursuant to the shelf registration statement. We refer to this form of notice and questionnaire as the "questionnaire." Holders are required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that they can be named as a selling securityholder in the prospectus. At the end of each fiscal quarter, as promptly as practicable after the filing of each Form 10-K or Form 10-Q that we file, we will file a supplement to the prospectus contained in the registration statement under Rule 424(b) of the Securities Act as promptly as practicable or, if required by applicable law, a post-effective amendment to the shelf registration statement or an additional shelf registration statement so that holders whose securities are not registered and who, during such fiscal quarter, shall have completed and delivered to us a questionnaire after the effectiveness of the shelf registration statement may use the prospectus, subject to our right to suspend use of the registration statement under certain circumstances.

        We will pay all expenses incident to our performance of and compliance with the registration rights agreement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock is 60,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. In addition to the summary of our capital stock that follows, we encourage you to review our restated certificate of incorporation, as amended, and amended and restated bylaws, each of which we have filed with the SEC.

        Our certificate of incorporation restricts the amount of our equity securities that may be beneficially owned by foreign persons.

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a plurality of the shares of common stock entitled to vote in any election of directors may elect directors. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

        Certain provisions of our certificate of incorporation and bylaws, which we summarize in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        Our certificate of incorporation requires the affirmative vote of the holders of not less than 66 2/3% of the voting power of our outstanding shares to approve any merger, consolidation or similar business combination transaction in which we are not the surviving corporation or in which our shares are exchanged for or changed into other securities, cash or other property, or any combination thereof.

        Our certificate of incorporation provides that stockholders may take action by written consent, but only if the holders of at least 66 2/3% of the voting power of our outstanding shares so consent. Special meetings of stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or at a special meeting of stockholders, must provide timely notice of their proposals to the secretary in writing. To be timely as to bringing business before an annual meeting of stockholders, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 calendar days prior to the anniversary of the previous year's annual meeting of stockholders (or, if there was no prior annual meeting, not less than 90 calendar days before the second Tuesday in May of the current year). If the date of the annual meeting of stockholders has been changed to be more than

20 days earlier than or 60 days after such anniversary, for notice by the stockholder to be timely, we must receive such notice not later than the later of:

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  90 days prior to such annual meeting of stockholders, or

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  the seventh day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first.

        To be timely as to nominating candidates for election as directors, a stockholder's notice must be delivered or mailed and received by our secretary not less than, with respect to an election at an annual meeting, 90 calendar days prior to the anniversary of the previous year's annual meeting, or, if there was no prior annual meeting not less than 90 calendar days prior to the third Tuesday in October of the current year. With respect to an election at a special meeting of stockholders, our secretary must receive the stockholder's notice not less than the close of business on the fifth calendar day following the date on which notice of the meeting is given to stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice both as to bringing business before an annual meeting of stockholders and as to nominating candidates for election as directors. These provisions could have the effect of delaying stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

        Our certificate of incorporation and our bylaws require the affirmative vote of the holders of not less than 66 2/3% of the voting power of our outstanding shares to amend or adopt provisions inconsistent with several of the provisions described that may have an anti-takeover effect.

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

        The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Limitation of Liability and Indemnification Matters

        As permitted by applicable Delaware law, our restated certificate of incorporation includes a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to limited exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors under a variety of circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have also obtained insurance in amounts commensurate with similar public companies covering our directors and officers from claims made in connection with their serving as our directors and officers. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers.

        At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted.

        Insofar as indemnification for liabilities arising under the Securities Act of may be granted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material U.S. federal income tax considerations of the beneficial ownership and disposition of the debentures and our common stock into which the debentures may be converted. This discussion applies only to holders that hold the debentures and our common stock as capital assets (generally, for investment).

        This discussion does not describe all of the tax considerations that may be relevant to holders subject to special rules, such as:

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  certain financial institutions;

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  insurance companies;

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  dealers and certain traders in securities;

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  tax-exempt organizations;

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  persons holding the debentures or our common stock as part of a "straddle," "hedge," "conversion" or similar transaction;

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  United States Holders (as defined below) whose functional currency is not the U.S. dollar;

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  certain former citizens or residents of the United States;

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  partnerships or other entities classified as partnerships for U.S. federal income tax purposes and the members thereof; and

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  persons subject to the alternative minimum tax.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any possible applicability of the U.S. federal gift or estate tax laws.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY POTENTIAL INVESTOR BASED UPON ITS SPECIFIC TAX POSITION. PERSONS CONSIDERING THE PURCHASE OF THE DEBENTURES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Classification of the Debentures

        Under the indenture governing the debentures, we have agreed, and by acceptance of a beneficial interest in a debenture, each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the "contingent payment debt regulations"). Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the debentures, including our determination of the projected payment schedule (as described below) and the comparable yield (as described below), which is the rate at which interest is deemed to accrue on the debentures for U.S. federal income tax purposes.

        The Internal Revenue Service ("IRS") has issued a ruling addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the debentures, and concluded that the instruments addressed in that published guidance were subject to the contingent payment debt regulations. In addition, the IRS clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the ruling is limited to its particular facts, and the proper application of the contingent payment debt regulations to the debentures is uncertain in a number of respects; therefore, no assurance can be given that the IRS will not assert that the debentures should be treated differently. A different treatment of the debentures upon a successful challenge by the IRS or a change in law could significantly affect the amount, timing and character of income, gain or loss with respect to an investment in the debentures. Specifically, a holder might be required to accrue interest at a lower rate, might not recognize income, gain or loss upon conversion of the debentures to common stock, and might recognize capital gain rather than ordinary income upon a taxable disposition of the debentures. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the debentures and the applicability of any proposed legislation (and the prospects of applicable future legislation), as well as with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction and the possible effects of changes in such tax laws.

        The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the contingent payment debt regulations as discussed above.

Tax Consequences to United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of a debenture or our common stock that is for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

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  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust, if a U.S. court is able to exercise primary supervision over administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Interest Accruals on the Debentures

        Under the contingent payment debt regulations, a United States Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the "comparable yield") that was determined at the time of issuance of the debentures. Accordingly, United States Holders generally will be required to include interest in income, in each year prior to maturity, in excess of the regular interest payments on the debentures. The comparable yield for the debentures is based on the yield at which, at the time of issue, we could have issued a nonconvertible fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the debentures. We have determined the comparable yield to be 6.75%, compounded semi-annually.

        Solely for purposes of determining the amount of interest income that a United States Holder is required to accrue, we were required to construct a "projected payment schedule" in respect of the debentures representing a series of payments the amount and timing of which produce a yield to maturity on the debentures equal to the comparable yield. The projected payment schedule includes the amount of each noncontingent payment and an estimate for each contingent payment, taking into account the conversion feature. Holders that wish to obtain the projected payment schedule may do so by submitting a written request for such information to SEACOR Holdings Inc., INVESTOR RELATIONS, 460 Park Avenue, 12th Floor, New York, NY 10022.

        Neither the comparable yield nor the projected payment schedule constitutes a projection or representation by us regarding the actual amount that will be paid on the debentures, or the value at any time of the common stock into which the debentures may be converted. Pursuant to the terms of the indenture, we and every United States Holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule.

        It is possible that the IRS could challenge our determination of the comparable yield and projected payment schedule. The yield, if redetermined as a result of such a challenge, could be greater or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such case, the taxable income of a holder arising from the ownership, sale, exchange, conversion, redemption or retirement of a debenture could be increased or decreased.

        Based on the comparable yield and the issue price of the debentures, a United States Holder (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the debentures for each day in the taxable year on which the United States Holder holds the debenture, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the debentures (as set forth below). The issue price of the debentures was the first price at which a substantial amount of the debentures was sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the "issue price").

        The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture as of the beginning of the accrual period. The adjusted issue price of a debenture at the beginning of any accrual period is (x) the sum of the issue price of such debenture and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any noncontingent payments and the amount of any projected payments on the debentures for previous accrual periods. Further, a United States Holder whose tax basis in a debenture differs from the adjusted issue price of such debenture at the time of acquisition must reasonably allocate the difference to (i) daily portions of interest or (ii) the projected payments over the remaining term of such debenture. An allocation to daily portions of interest should be reasonable to the extent that the difference is due to a change in the yield, at such acquisition date, at which we could issue a nonconvertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. An allocation to the projected payments should be reasonable to the extent that the anticipated value of our common stock over the remaining term of the debenture, determined on the basis of the market conditions at the acquisition date, differs from the anticipated value of our common stock as such value was determined on the basis of the market conditions that prevailed at the time of original issuance.

        If a United States Holder's tax basis in a debenture is greater than the adjusted issue price of such debenture, the amount of the difference allocated to a daily portion of interest or a projected payment will be treated as a negative adjustment (the effect of which is discussed below) on the date on which the daily portion accrues or the payment is made. On the date of the adjustment, the United States Holder's adjusted tax basis in such debenture will be reduced by the amount that the United States Holder treats as a negative adjustment. In contrast, if a United States Holder's tax basis in a debenture is less than the adjusted issue price of such debenture, the amount of the difference allocated to a daily portion of interest or to a projected payment will be treated as a positive adjustment (the effect of which is discussed below) on the date on which the daily portion accrues or the payment is made. On the date of the adjustment, the United States Holder's adjusted tax basis in such debenture will be increased by the amount that the United States Holder treats as a positive adjustment. A United States Holder that purchases debentures for an amount that is more or less than the adjusted issue price of such debentures should consult its tax advisor regarding the adjustments described above.

Adjustments to Interest Accruals on the Debentures

        In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a "positive adjustment") in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year and also should include any additional interest received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the United States Holder will incur a "negative adjustment" equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the debenture that a United States Holder would otherwise be required to include in income in that taxable year and (ii) to the extent of any excess, give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the debenture over (B) the total amount of the United States Holder's net negative adjustments treated as ordinary loss on the debenture in prior taxable years. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the debentures or, if there is a negative adjustment carryforward on the debenture in a taxable year in which the debenture is sold, converted, exchanged, redeemed or retired, to reduce the amount realized on a sale, conversion, exchange, redemption or retirement of the debentures. A net negative adjustment is not subject to the two-percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

        Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code.

Sale, Conversion, Exchange, Redemption or Retirement of the Debentures

        Upon a sale, conversion, exchange, redemption or retirement of a debenture for cash or our common stock, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement (including the make whole premium, if any, and the fair market value of our common stock received, if any) and such United States Holder's adjusted tax basis in the debenture. A United States Holder's adjusted tax basis in a debenture will generally be equal to the United States Holder's purchase price for the debenture, increased by any interest income previously accrued by the United States Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the debentures to the United States Holder. A United States Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

        A United States Holder's tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The United States Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

        If at any time we increase the conversion rate of the debentures, either at our discretion or pursuant to the conversion rate adjustment provisions contained in the debentures, the increase may be treated as a constructive distribution to United States Holders. Furthermore, in certain circumstances, the failure to provide for an adjustment to the conversion rate may also be treated as a constructive distribution. Any such constructive distribution would be treated as a taxable dividend to such holders to the extent of our current and/or accumulated earnings and profits. Therefore, United States Holders may recognize income in the event of a constructive distribution in the manner described under "—Tax Consequences to United States Holders—Taxation of Distributions on our Common Stock" below, even though they may not receive any cash or property. It is not clear whether a constructive dividend deemed paid to a United States Holder would be eligible for the preferential rates of U.S. federal income tax that are applicable to certain dividends received. It is also unclear whether corporate United States Holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

        Adjustments to the conversion rate made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debentures generally will not be considered to result in a constructive distribution to the United States Holders. Certain of the possible adjustments under the conversion rate adjustment provisions contained in the debentures (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being made pursuant to a bona fide reasonable adjustment formula. However, adjustments to the conversion rates in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not be considered to result in a constructive distribution.

Taxation of Distributions on Common Stock

        Distributions paid on our common stock received upon conversion of a debenture, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder's investment, up to the United States Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by noncorporate United States Holders on common stock in tax years beginning on or before December 31, 2008 may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. United States Holders should consult their own tax advisors regarding the implications of these rules in their particular circumstances.

Sale or Other Disposition of Common Stock

        Gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a debenture will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder's gain or loss will be equal to the difference between the United States Holder's tax basis in the common stock disposed of and the amount realized on the disposition.

Tax Consequences to Non-United States Holders

        As used herein, the term "Non-United States Holder" means a beneficial owner (other than a partnership) of a debenture or our common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is classified as a nonresident alien for U.S. federal income tax purposes and who is not, by reason of being either a United States expatriate or a former long-term resident, taxable under Section 877 of the Code;

  •
  a foreign corporation; or

  •
  a foreign estate or foreign trust.

Payments on the Debentures

        All payments on the debentures made to a Non-United States Holder, including any additional interest and a payment in our common stock or cash (including any make whole premium) pursuant to a conversion, exchange, redemption or retirement and any gain realized on a sale of the debentures, will be exempt from U.S. federal income and withholding tax, provided that:

  •
  the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

  •
  the Non-United States Holder provides, prior to payment, its name and address, and certifies, under penalties of perjury, that it is not a "United States person" (which certification may be made on an IRS Form W-8BEN (or successor form));

  •
  such payments are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States or, if certain treaty provisions apply, are not attributable to a permanent establishment maintained by such holder in the United States;

  •
  the debentures and our common stock are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code; and

  •
  in the case of gain realized on the sale, conversion, exchange, redemption or retirement of the debentures (which is treated as ordinary interest income), we are not, and have not been within the shorter of the five-year period preceding such sale, conversion, exchange, redemption or retirement and the period during which the Non-United States Holder held the debentures, a United States real property holding corporation. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

        However, if a Non-United States Holder were deemed to have received a constructive dividend (see "Tax Consequences to United States Holders—Constructive Dividends" above), the Non-United States Holder generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. It is possible that this tax would be withheld from amounts owed to you, including, but not limited to, interest, shares of our common stock or sales proceeds subsequently paid or credited to you. A Non-United States Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

        With respect to the second bullet point above, special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for Non-United States Holders.

        If a Non-United States Holder cannot satisfy the requirements described in the bullet points above, payments of interest (including original issue discount and a payment of stock or cash pursuant to a conversion, redemption or retirement which is taxable as interest or original issue discount) will be subject to the 30% U.S. withholding tax, unless a Non-United States Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest (including original issue discount) paid on the debentures is not subject to withholding tax because it is effectively connected with such Non-United States Holder's conduct of a trade or business in the United States.

        If a Non-United States Holder of a debenture is engaged in a trade or business in the United States, and if payments on the debenture are effectively connected with the conduct of this trade or business (and, in the case of a holder that is subject to any tax treaty, are attributable to a permanent establishment maintained by such holder in the United States), the Non-United States Holder, although exempt from U.S. withholding tax (assuming the certification requirements described above, which include providing a properly executed Form W-8ECI, are met), will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above). Such Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the ownership of the debentures, including the possible imposition of a 30% branch profits tax, subject to reduction by an applicable treaty, on their effectively connected income.

Distributions on Common Stock

        Dividends paid to a Non-United States Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder that is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

        If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above), assuming that the Non-United States Holder satisfies the above-described certification requirements (which generally include providing a properly executed IRS Form W-8ECI), for an exemption from U.S. withholding tax. These Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a 30% branch profits tax, subject to reduction by an applicable treaty, on their effectively connected income.

Sale or Other Disposition of Common Stock

        A Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a debenture, unless:

  •
  the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States and, if certain treaty provisions apply, is attributable to a permanent establishment maintained by such holder in the United States;

  •
  in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

  •
  we are or have been a United States real property holding corporation at any time within the shorter of the five-year period preceding such sale, exchange or disposition and the period during which the Non-United States Holder held the common stock.

        We believe that we are not, and do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. If we are or become a United States real property holding corporation and our common stock is and continues to be regularly traded on an established securities market, only a Non-United States Holder of common stock who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

        If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business (and, in the case of a holder that is subject to any tax treaty, are attributable to a permanent establishment maintained by such holder in the United States), the Non-United States Holder will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above). In order to claim an exemption from the U.S. withholding tax, the Non-United States Holder must comply with applicable certification requirements, which generally include furnishing a properly executed IRS Form W-8ECI (or any successor thereto) or a substitute form. These Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profits tax, subject to reduction by an applicable treaty, on their effectively connected income.

Backup Withholding and Information Reporting

        Information returns may be filed with the IRS in connection with payments on the debentures, the common stock into which the debentures may be converted and the proceeds from a sale or other disposition of the debentures or the common stock. In addition, copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides. A United States Holder may be subject to U.S. backup withholding tax on these payments, currently at the rate of 28%, if it fails to provide its taxpayer identification number to the paying agent or to comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder generally will not be subject to U.S. backup withholding tax on these payments, provided that such holder certifies as to its foreign status or otherwise establishes an exemption and, in addition, we do not have actual knowledge or reason to know that such holder is a United States person. The certification procedures required of Non-United States Holders to claim the exemption from withholding tax on certain payments on the debentures, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Reportable Transaction Disclosure

        Holders of the debentures or our common stock could, under certain circumstances, potentially be required to file information returns with the IRS under Treasury regulations governing tax shelters and other potentially tax-motivated transactions.

        Subject to certain significant exceptions, any holder of debentures or our common stock that recognizes a loss on a sale or exchange of such holder's debentures or common stock or engages in any other "reportable transaction" with respect to its debentures or common stock may be required to file IRS Form 8886 with such holder's U.S. federal income tax return for each taxable year in which such "reportable transaction" affects such holder's taxable income (and for each of the 5 succeeding years), and to file a copy of such form with the IRS's Office of Tax Shelter Analysis, if the loss exceeds certain thresholds.

        Significant penalties are imposed on taxpayers who participate in such "reportable transactions" and fail to make the required disclosure. The penalty is generally $10,000 for natural persons and $50,000 for other persons (increased to $100,000 and $200,000, respectively, if the reportable transaction is a "listed" transaction). Prospective investors should consult their tax advisors concerning any possible disclosure obligation with respect to the debentures or our common stock.

SELLING SECURITY HOLDERS

        We originally issued the debentures covered by this prospectus in December 2004 in a private placement. The initial purchaser of the debentures was Credit Suisse First Boston LLC. We issued the debentures to the initial purchaser without registration under the Securities Act of 1933 (the "Act") in reliance on the exemption provided by Section 4(2) of the Act for transactions not involving a public offering. The initial purchaser subsequently resold the debentures without registration under the Act in reliance on (i) the exemption provided by Section 144A under the Act for sales to "qualified institutional buyers" as defined in such rule or (ii) the exemption provided by Regulation S under the Act for sales made outside of the United States. Persons or entities that acquired debentures from the initial purchaser and/or its transferees may, from time to time, have resold their debentures without registration under the Act in reliance on the foregoing exemptions. The selling security holders identified in this prospectus acquired their debentures from the initial purchaser of the debentures, or from one or more direct or indirect transferees of the initial purchaser.

        The term "selling security holder" includes (i) each person and entity that is identified in the table below (as such table may be supplemented or amended from time to time by means of a supplement to this prospectus or an amendment to the registration statement of which this prospectus forms a part, as applicable) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the debentures or shares covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

        The table below identifies each selling security holder and indicates the principal amount of debentures beneficially owned by such selling security holder. Each selling security holder may use this prospectus to sell the debentures owned by such selling security holder and/or any shares of common stock that are issued upon conversion of such debentures. The information with respect to each selling security holder is based on information provided by such selling security holder as of the date it completed a selling security holder questionnaire (dates ranging from January 26, 2005 to April 5, 2006), unless otherwise indicated. This information is based on information provided by or on behalf of the selling security holders, and we have not independently verified the accuracy of this information. The selling security holders may offer all, a portion or none of the securities offered hereby. Because the selling security holders may offer all or a portion of their securities, we cannot estimate the amount of securities that will be held by the selling security holders upon termination of any of these sales. A selling security holder may have sold, transferred or otherwise disposed of all or a portion of its debentures, in transactions exempt from the registration requirements of the Act, after the date on which it provided us with the information reflected in the table.

        The footnotes to the table identify each selling security holder that is a registered broker-dealer. According to information provided to us by such selling security holders, each such selling security holder acquired its debentures for investment purposes, and not as compensation for underwriting activities. Each of these selling security holders will be considered to be an underwriter, within the meaning of the Act, with respect to any securities that it sells pursuant to this prospectus. See "Plan of Distribution."

        The footnotes to the table also identify each selling security holder that is an affiliate of a registered broker-dealer. Each of these selling security holders (i) purchased its debentures in the ordinary course of business and (ii) at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

        The table indicates that the selling security holders include "Additional security holders that may hereafter be identified." We do not currently know the identity of these additional selling security holders. The amount of securities indicated in the table represents our best estimate of the minimum amount of securities held by such security holders. The actual amount could differ from the amount indicated as a result of transfers of securities pursuant to resales exempt from registration requirements prior or subsequent to the effective date of the registration statement of which this prospectus forms a part. A security holder who has not been identified in the table may not use this prospectus to resell securities unless and until the table is updated to specifically identify such selling security holder. Any such updating will be effected through an amendment to the registration statement of which this prospectus forms a part and not by means of a prospectus supplement, unless otherwise permitted by the SEC. If we determine that any information contained in the table is inaccurate, we will file a post-effective amendment to correct such inacurracy.

        Except as indicated in the footnotes to the table, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us.

Selling Security Holder(1)	Principal Amount of Debentures Beneficially Owned and Offered Hereby(1)	Percentage of Debentures Outstanding(2)	Shares of Common Stock Being Offered Hereby(2)(3)	Percentage of Common Stock Outstanding(4)
Man Mac I Limited(5)	$8,000,000	3.20%	109,364	*
Fore Convertible Master Fund, Ltd.(6)	16,000,000	6.40	218,728	*
Fore Multi Strategy Master Fund, Ltd.(6)	8,000,000	3.20	109,364	*
Fore ERISA Fund, Ltd.(6)	5,000,000	2.00	68,353	*
Guggenheim Portfolio Company VIII (Cayman), Ltd.(7)	4,000,000	1.60	54,682	*
Silvercreek II Limited(8)	450,000	*	6,152	*
Pebble Limited Partnership(8)	1,500,000	*	20,506	*
Silvercreek Limited Partnership(8)	400,000	*	5,468	*
Newport Alternative Income Fund(8)	150,000	*	2,051	*
Advisory Convertible Arbitrage Fund (I) L.P.(9)	3,400,000	1.36	46,480	*
Sunrise Partners Limited Partnership(10)	2,100,000	*	28,708	*
Silverback Master Ltd(11)	18,000,000	7.20	246,069	*
Polaris Vega Fund L.P.(12)	6,700,000	2.68	91,592	*
UBS Securities LLC(13)	1,500,000	*	20,506	*
BNP Paribas Equity Strategies, SNC(14)	1,620,000	*	22,146	*
Lyxor/Convertible Arbitrage Fund Limited(15)	270,000	*	3,691	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(15)	594,000	*	8,120	*
Singlehedge US Convertible Arbitrage Fund(15)	237,000	*	3,240	*
Sturgeon Limited(15)	279,000	*	3,814	*
HFR CA Select Fund(16)	750,000	*	10,253	*
San Diego County Employees Retirement Association(16)	2,750,000	1.10	37,594	*
Zazove Convertible Arbitrage Fund, L.P.(16)	7,500,000	3.00	102,529	*
Zazove Hedged Convertible Fund, L.P.(16)	2,500,000	1.00	34,176	*
Institutional Benchmarks Master Fund Ltd(16)	1,500,000	*	20,506	*
Acuity Master Fund, Ltd.(17)	4,500,000	1.80	61,517	*
Credit Suisse First Boston LLC(18)	25,000	*	342	*
AmerUs Life Insurance Company(19)	2,875,000	1.15	39,303	*

Indianapolis Life Insurance Company(19)	10,750,000	4.30	146,958	*
Bankers Life Insurance Company of New York(19)	125,000	*	1,709	*
KBC Financial Products USA, Inc.(20)	1,000,000	*	13,671	*
JP Morgan Securities Inc.(21)	6,000,000	2.40	82,023	*
Microsoft Corporation	515,000	*	7,040	*
OCM Convertible Trust(22)	1,390,000	*	19,002	*
Delta Air Lines Master Trust—CV(22)	860,000	*	11,757	*
State Employees' Retirement Fund of the State of Delaware(22)	1,245,000	*	17,020	*
Partner Reinsurance Company Ltd.(22)	740,000	*	10,116	*
Chrysler Corporation Master Retirement Trust(22)	5,150,000	2.06	70,403	*
Delta Pilots Disability & Survivorship Trust—CV(22)	505,000	*	6,904	*
Qwest Occupational Health Trust(22)	155,000	*	2,119	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(22)	580,000	*	7,929	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(22)	560,000	*	7,655	*
International Truck & Engine Corporation Retiree Health Benefit Trust(22)	230,000	*	3,144	*
UnumProvident Corporation(22)	485,000	*	6,630	*
F.M. Kirby Foundation, Inc.(22)	750,000	*	10,253	*
Virginia Retirement System(22)	945,000	*	12,919	*
OCM Global Convertible Securities Fund(22)	220,000	*	3,008	*
Kamunting Street Master Fund, LTD(23)	5,000,000	2.00	68,353	*
Vicis Capital Master Fund(24)	3,500,000	1.40	47,847	*
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Limited(25)	25,000,000	10.00	341,763	1.34%
Quattro Fund Ltd.(26)	12,600,000	5.04	172,248	*
Quattro Multistrategy Masterfund L.P.(26)	700,000	*	9,569	*

Institutional Benchmarks Management Fund c/o Quattro Fund(26)	700,000	*	9,569	*
Tenor Opportunity Master Fund Ltd.(27)	8,000,000	3.20	109,364	*
Grace Convertible Arbitrage Fund, Ltd.(28)	5,500,000	2.2	75,188	*
Waterstone Market Neutral Master Fund, Ltd.(29)	17,689,000	7.08	241,817	*
Waterstone Market Neutral MAC 51, Ltd.(29)	1,811,000	*	24,757	*
Plexus Fund Limited(30)	3,000,000	1.20	41,012	*
D.E. Shaw Valence Portfolios, L.L.C.(31)	4,783,000	1.91	65,386	*
D.E. Shaw Investment Group, L.L.C.(31)	532,000	*	7,273	*
Highbridge International LLC(32)	30,000,000	12.00	410,115	1.61%
TCW Group Inc.(33)	10,665,000	4.27	145,796	*
Radcliffe SPC, Ltd.(34)	7,845,000	3.14	107,245	*
Credit Suisse First Boston Europe Ltd.(35)	4,240,000	1.70	57,963	*
Quest Global Convertible Master Fund(36)	250,000	*	3,418	*
Lyxor/Quest Fund Ltd.(36)	750,000	*	10,253	*
CNH CA Master Account, L.P.(37)	3,000,000	1.20	41,012	*
Waterstone Market Neutral MAC 51, Ltd.(38)	1,610,000	*	22,010	*
Waterstone Market Neutral Master Fund, Ltd.(39)	8,890,000	3.56	121,531	*
DBAG London(40)	11,250,000	4.50	153,793	*
Quest Global Convertible Master Fund(41)	250,000	*	3,418	*
Lyxor/Quest Fund Ltd.(41)	750,000	*	10,253	*
Credit Suisse Securities LLC(42)	12,000,000	4.80	164,046	*
Additional security holders that may hereafter be identified(43)	*	*	*	*
TOTAL	$250,000,000	100.00%	3,417,625	11.98%	(44)

*
Less than 1.0%

(1)
Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary. The amount of debentures and the number of shares of our common stock issuable upon conversion of the debentures indicated may be in excess of the total amount registered under the shelf registration statement of which this prospectus forms a part, due to sales or transfers by selling securityholders of such debentures or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of debentures and such shares of common stock.

(2)
Percentages and totals may not sum due to rounding.

(3)
Assumes conversion of all of the holder's debentures at a conversion rate of 13.6705 shares of common stock per $1,000 principal amount of debentures. This conversion rate is subject to adjustment as described under "Description of the Debentures—Conversion of Debentures." As a result, the number of shares of common stock issuable upon conversion of the debentures, if any, may increase or decrease in the future.

(4)
Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 25,118,605 shares of common stock outstanding as of May 3, 2006. In calculating this amount for each holder, we treated as outstanding the maximum number of shares of our common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures.

(5)
The selling security holder is a non-public entity. Man-Diversified Fund II Ltd. has been identified as the Controlling Entity of Man Mac I Ltd., the beneficial owner of the debentures. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(6)
The selling security holder is a non-public entity. David Egglishaw has investment and voting control over the securities beneficially owned by the selling security holder.

(7)
The selling security holder is a non-public entity and is an affiliate of a registered broker-dealer. The sole shareholder of Guggenheim Portfolio Company VIII (Cayman) Ltd. is Guggenheim Portfolio Company VIII, LLC. The limited liability company manager of Guggenheim Portfolio Company VIII, LLC is Guggenheim Advisors, LLC. Certain affiliates of Guggenheim Advisors, LLC are broker-dealers. Matthew Li has dispositive control over the securities that the selling security holder beneficially owns.

(8)
The selling security holder is a non-public entity. Louise Horwick and Bryn Joynt, president and vice president, respectively, of Silvercreek Management Inc., have voting and investment control over the securities beneficially owned by the selling security holder.

(9)
The General Partner of the selling security holder is Advisory Convertible Arbitrage L.L.C., whose managing member is Advisory Capital Strategies Group, Inc., which is majority owned by American Express Asset Management Group, Inc., which is part of American Express Company, a reporting company under the Exchange Act. The General Partner of the selling security holder is an affiliate of American Express Financial Advisors, Inc., a registered broker-dealer.

(10)
The selling security holder is a non-public entity. S. Donald Sussman has investment and voting control over the securities beneficially owned by the selling security holder. The selling security holder is an affiliate of Paloma Securities LLC, a registered broker-dealer.

(11)
The selling security holder is a non-public entity. Elliot Bossen has investment and voting control over the securities beneficially owned by the selling security holder.

(12)
The selling security holder is a non-public entity. Gregory R. Levinson has investment and voting control over the securities beneficially owned by the selling security holder.

(13)
The selling security holder is a registered broker-dealer and a majority owned subsidiary of UBS AG, a reporting company.

(14)
The selling security holder is a non-public entity and is an affiliate of a registered broker-dealer, under common control with BNP Paribas Securities Corporation. CooperNeff Advisors, Inc. dispositive control over the securities that the selling security holder beneficially owns. Christian Menestrier is the CEO of CooperNeff Advisors, Inc.

(15)
The selling security holder is a non-public entity. CooperNeff Advisor, Inc. has sole investment control and shared voting control over the securities beneficially owned by the selling security holder. Christian Menestrier is the CEO of CooperNeff Advisors, Inc.

(16)
The selling security holder is a non-public entity. Gene T. Pretti has investment and voting control over the securities beneficially owned by the selling security holder.

(17)
The selling security holder is a non-public entity. Howard Needle and David J. Harris have investment and voting control over the securities beneficially owned by the selling security holder.

(18)
The selling security holder is a registered investment company under the Investment Company Act and a registered broker-dealer. Jeff Andrewski has investment and voting control over the securities beneficially owned by the selling security holder.

(19)
The selling security holder is a non-public entity. The selling security holder is an affiliate of AmerUs Group Co., a reporting company.

(20)
The selling security holder is a non-public entity and a registered broker-dealer. The selling security holder is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

(21)
The selling security holder is a non-public entity and a registered broker-dealer. The selling security holder is a wholly-owned subsidiary of JP Morgan Chase Bank, a reporting company. Charlotte Chui has investment and voting control over the securities beneficially owned by the selling security holder. In addition to the shares of our common stock listed on the table, the selling security holder beneficially owns 52 shares of our common stock.

(22)
The selling security holder is a non-public entity. Oaktree Capital Management LLC ("Oaktree") has voting and dispositive power over the securities beneficially owned by the selling security holder. Lawrence W. Keele is the principal of Oaktree and is the portfolio manager of the selling security holder. An affiliate of Oaktree, OCM Investments, LLC ("OCM"), is a registered broker-dealer. Oaktree is the majority owner of OCM.

(23)
The selling security holder is a non-public entity. Allan Teh has investment and voting control over the securities beneficially owned by the selling security holder.

(24)
The selling security holder is a non-public entity. Shad Stastney, John Succo and Sky Lucas have investment and voting control over the securities beneficially owned by the selling security holder.

(25)
The selling security holder is a non-public entity. UBS O'Connor, a wholly-owned subsidiary of UBS AG, a reporting company under the Exchange Act, has investment and voting control over the securities beneficially owned by the selling security holder.

(26)
The selling security holder is a non-public entity. Andrew Kaplan, Brian Swain and Louis Napoli have investment and voting control over the securities beneficially owned by the selling security holder.

(27)
The selling security holder is a non-public entity.

(28)
The selling security holder is a non-public entity. Bradford Whitmore and Michael Brailov have investment and voting control over the securities beneficially owned by the selling security holder.

(29)
The selling security holder is a non-public entity. Shawn Bergerson has investment and voting control over the securities beneficially owned by the selling security holder.

(30)
The selling security holder is a non-public entity. Dermot Keane has investment and voting control over the securities beneficially owned by the selling security holder.

(31)
The selling security holder is a non-public entity and is an affiliate of D.E. Shaw Investments, L.P., D.E. Shaw Valence, L.L.C., D.E. Shaw Securities, L.L.C. and Market Point Trading, L.L.C., each a registered broker-dealer. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise investment and voting control over the securities beneficially owned by the selling security holder on behalf of D.E. Shaw & Co. L.P., the managing member and investment adviser of the selling security holder.

(32)
The selling security holder is a non-public entity. Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Highbridge International LLC ("HIC") and consequently has voting control and investment discretion over securities held by HIC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

(33)
The selling security holder is a non-public entity. Thomas Lyon has investment and voting control over the securities beneficially owned by the selling security holder.

(34)
The selling security holder is a non-public entity. Pursuant to an investment management agreement, RG Capital Management, L.P. ("RG Capital") Serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC ("Management") is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(35)
The selling security holder is an affiliate of a registered broker-dealer. Jeffrey Andrewski has investment and voting control over the securities beneficially owned by the selling security holder.

(36)
The selling security holder is a non-public entity. Frank Campana and James Doolin have investment and voting control over the securities beneficially owned by the selling security holder.

(37)
The selling security holder is a non-public entity. CNH Partners, LLC is the investment advisor of the selling security holder and has sole voting and dispositive power over the registrable securities. Investment Principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(38)
The selling security holder is a non-public entity. Shawn Bergerson has investment and voting control over the securities beneficially owned by the selling security holder.

(39)
The selling security holder is a non-public entity. Shawn Bergerson has investment and voting control over the securities beneficially owned by the selling security holder.

(40)
The selling security holder is a non-public entity. Patrick Corrigan has investment and voting control over the securities beneficially owned by the selling security holder. The selling security holder is an affiliate of Deutsche Bank Securities, Inc., a registered broker-dealer.

(41)
The selling security holder is a non-public entity. Frank Campana and James Doolin have investment and voting control over the securities beneficially owned by the selling security holder.

(42)
The selling security holder is a reporting company under the Securities Exchange Act and a registered broker-dealer. Jeff Andrewski has investment and voting control over the securities beneficially owned by the selling security holder.

(43)
Assumues that all holders of debentures, or any future transferees, pledgees, donees or sucessors of or from such holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

(44)
Because we will not issue fractional shares of our common stock upon conversion of the debentures, the number of shares of common stock registered hereunder for all of the selling security holders may not total the amount shown above.

PLAN OF DISTRIBUTION

        This prospectus may be used to sell the debentures or any shares of common stock issued upon conversion of the debentures. We will not receive any of the proceeds of the sale of the debentures or the underlying common stock offered under this prospectus. The selling security holders may sell these securities, from time to time:

  •
  through any national securities exchange or quotation system on which such securities may be listed or quoted, in the over-the-counter market, in privately negotiated transactions, or otherwise;

  •
  directly to purchasers or through agents, brokers, dealers or underwriters; and

  •
  at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

        The selling security holders may also write options on such securities or pledge such securities.

        If a selling security holder sells debentures or shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

        Certain of the selling security holders are registered broker-dealers as indicated under "Selling Security Holders." Any selling security holder that is a broker-dealer will be considered to be an "underwriter," within the meaning of the Act, with respect to any securities that it sells pursuant to this prospectus. Each other selling security holder may be deemed to be an "underwriter" with respect to any securities that it sells pursuant to this prospectus.

        In connection with the initial sale of the debentures, we entered into a registration rights agreement with the initial purchasers of the debentures. Pursuant to the registration rights agreement, we paid the fees and expenses related to the registration statement of which this prospectus forms a part.

        Pursuant to the registration rights agreement, (i) we are required to indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, relating to the information included in this prospectus and the registration statement of which it forms a part and (ii) each selling security holder is obligated to indemnify us and each other selling security holder against any liability with respect to any information furnished by such holder for use in this prospectus.

        To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

EXPERTS

        The consolidated financial statements of SEACOR Holdings Inc. appearing in SEACOR Holdings Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and SEACOR Holdings Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein (which did not include an evaluation of the internal control over financial reporting of Seabulk International, Inc.), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Seabulk International, Inc. from the scope of management's assessment and such firm's audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements and management's assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters relating to the debentures and shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

        The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

SEACOR Holdings Inc.
INVESTOR RELATIONS
460 Park Avenue, 12th Floor
New York, NY 10022

        We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding SEACOR and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.seacorholdings.com.

        Reports, proxy statements and other information regarding us may also be inspected and copied at the offices of the New York Stock Exchange, on which our common stock is listed (symbol: CKH).

        We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the debentures and shares to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that SEACOR subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 20, 2006;

  •
  Our Quarterly Report on Form 10-Q for the period ended March 31, 2006, as filed with the SEC on May 10, 2006;

  •
  Any of our future filings with the SEC under Section 13(a), 14 or 15(d) of the Exchange Act until our offering is completed; provided that the prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K; and

  •
  The financial statements and related notes thereto in Seabulk International, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005.

PROSPECTUS

SEACOR Holdings Inc.

2.875% Convertible Senior
Debentures due December 15, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.

Securities and Exchange Commission registration fee	$31,503	*
Printing expenses	30,000
Accounting fees and expenses	60,000
Legal fees and expenses	75,000
Miscellaneous	5,000

Total	$201,503

*
Previously paid

Item 15.    Indemnification of Directors and Officers

        As more fully described below, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article III of our Amended and Restated Bylaws provides that we will indemnify, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended from time to time, all persons whom we may indemnify pursuant thereto and in the manner prescribed thereby.

        Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above.

        Section 145 of the DGCL permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

        Section 102(b) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our certificate of incorporation contains provisions that limit the personal liability of each of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions eliminate personal liability to the fullest extent permitted by the DGCL.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits:

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of December 19, 2000, by and between SEACOR SMIT Inc. and SCF Corporation (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.2*	Stock Exchange Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.3*	Agreement and Plan of Merger, dated March 16, 2005 (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the Commission on March 17, 2005).
4.1*	Indenture, dated as of November 1, 1996, between First Trust National Association, as trustee, and SEACOR Holdings, Inc. (including therein forms of 5 3/8% Convertible Subordinated Notes due November 15, 2006 of SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).

4.2*	Indenture, dated as of September 22, 1997, between SEACOR SMIT Inc. and First Trust National Association, as trustee (including therein Form of Exchange Note 7.20% Senior Notes Due 2009)(incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.3*	Investment and Registration Rights Agreement, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., Miller Family Holdings, Inc., Charles Fabrikant, Mark Miller, Donald Toenshoff, Alvin Wood, Granville Conway and Michael Gellert (incorporated herein by reference to Exhibit 4.0 of the Company's Current Report on Form 8-K dated March 14, 1995, as amended).
4.4*	Investment and Registration Rights Agreement, dated as of May 31, 1996, among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 7, 1996).
4.5*	Registration Rights Agreement, dated November 5, 1996, between SEACOR Holdings, Inc. and Credit Suisse First Boston Corporation, Salomon Brothers Inc. and Wasserstein Perella Securities, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.6*	Investment and Registration Rights Agreement, dated as of December 19, 1996, by and between SEACOR Holdings, Inc. and Smit International Overseas B.V. (incorporated herein by reference to Exhibit 4.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
4.7*	Investment and Registration Rights Agreement, dated as of January 3, 1997, among SEACOR Holdings, Inc., Acadian Offshore Services, Inc., Galaxie Marine Service, Inc., Moonmaid Marine, Inc. and Triangle Marine, Inc. (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No. 333-20921) filed with the Commission on January 31, 1997).
4.8*	Investment and Registration Rights Agreement, dated October 27, 1995, by and between SEACOR Holdings, Inc. and Coastal Refining and Marketing, Inc. (incorporated herein by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.9*	Investment and Registration Rights Agreement, dated November 14, 1995, by and between SEACOR Holdings, Inc. and Compagnie Nationale de Navigation (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-3 (No. 33- 97868) filed with the Commission on November 17, 1995).
4.10*	Registration Agreement, dated as of September 22, 1997, between the Company and the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.11*	Restated Stockholders' Agreement dated December 16, 1992 (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).
4.12*	Investment and Registration Rights Agreement, dated as of April 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-37492) filed with the Commission on May 19, 2000).

4.13*	Investment and Registration Rights Agreement, dated as of December 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.14*	Investment and Registration Rights Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.15*	SEACOR SMIT Inc. 2000 Employee Stock Purchase Plan, as amended February 14, 2001 (incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (No. 333-56714), filed with the Commission on March 8, 2001).
4.16*	Instrument, dated May 4, 2001, setting forth terms of (pound) 14,668,942 in aggregate principal amount of Fixed Rate Abatable Loan Notes (including Form of Loan Note Certificate as a Schedule thereto) (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
4.17*	Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.2 to Amendment No.1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.18*	Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.19*	Indenture, dated as of December 17, 2004, between SEACOR Holdings Inc. and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.20*	Registration Rights Agreement, dated December 17, 2004, between the Company and Credit Suisse-First Boston LLC (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.21*	Registration Rights Agreement, dated March 16, 2005 (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Commission on March 17, 2005).
4.22*	Stockholders' Agreement, dated as of March 16, 2005, among SEACOR Holdings, Inc., SBLK Acquisition Corp., CORBULK LLC and the stockholders named therein (incorporated herein reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Commission on March 17, 2005).
4.23*	Registration Rights Agreement dated as of August 5, 2003 between Seabulk International, Inc. and Credit Suisse First Boston LLC, Banc of America Securities LLC, RBC Dominion Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated herein by reference to Exhibit 4.8 of Seabulk International, Inc.'s Registration Statement on Form S-4 (No. 333-110138) filed with the Commission on October 31, 2003).

4.24*	Common Stock Registration Rights Agreement, dated December 15, 1999, among Hvide Marine Incorporated, Bankers Trust Corporation and Great American Life Insurance Company, Great American Insurance Company, New Energy Corp., American Empire Surplus Lines Insurance Company, Worldwide Insurance Company and American National Fire Insurance Company as Purchasers (incorporated herein by reference to Exhibit 10.2 of Seabulk International, Inc.'s Current Report on Form 8-K (No. 000-28732) filed with the Commission on December 27, 1999).
4.25*	Stockholders' Agreement, dated as of September 13, 2002, among Seabulk International, Inc., Nautilus Acquisition, L.P., C/R Marine Domestic Partnership, L.P., C/R Marine Non-U.S. Partnership, L.P., C/R Marine Coinvestment, L.P., C/R Marine Coinvestment II, L.P. and Gerhard Kurz(incorporated herein by reference to Exhibit 99.3 of Seabulk International, Inc.'s Current Report on Form 8-K (No. 000-28732) filed with the Commission on September 16, 2002).
4.26*	Indenture, dated as of August 5, 2003, among Seabulk International, Inc., the Guarantors named therein, and Wachovia Bank, National Association, as Trustee (including forms of notes) (incorporated herein by reference to Exhibit 4.7 of Seabulk International, Inc.'s Registration Statement on Form S-4 (No. 333-110138) filed with the Commission on October 31, 2003).
4.27*	Supplemental Indenture, dated as of October 3, 2003, among Seabulk International, Inc., the Guarantors named therein, and Wachovia Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.9 of Seabulk International, Inc.'s Registration Statement on Form S-4 (No. 333-110-138) filed with the Commission on October 31, 2003).
4.28*	Second Supplemental Indenture, dated as of March 22, 2004, among Seabulk International, Inc., the Guarantors named therein, and Wachovia Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 10.11 of Seabulk International, Inc.'s Annual Report on Form 10-K (No. 000-28732) for the year ended December 31, 2003 filed with the Commission on March 30, 2004).
4.29*	Third Supplemental Indenture, dated as of February 28, 2006, among Seabulk International, Inc., SEACOR Holdings Inc., the guarantors named therein and U.S. Bank National Association, as Trustee (incorporated herein reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filed with the Commission on March 1, 2006).
5.1*	Opinion of Weil, Gotshal & Manges LLP (incorporated herein by reference to Exhibit 5.1 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on June 9, 2005).
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of the Registrant (previously filed as included in the signature page to the Company's Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on March 25, 2005.
25.1	Statement of Eligibility of Trustee (previously filed as Exhibit 25.1 to the Company's Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on March 25, 2005).

*
Incorporated herein by reference as indicated.

Item 17.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering rnge may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)    If the Registrant is relying on Rule 430B:

            (A)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

            (B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),(vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration

    Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or

            (ii)   If the Registrant is subject to Rule 430C, each prospectus filed pursuant to rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on rule 430B or other than prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned Registrant hereby undertakes:

          (1)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (2)   To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 15, 2006.

SEACOR HOLDINGS INC.
By:	/s/ CHARLES FABRIKANT Charles Fabrikant Chairman of the Board of Directors, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 15, 2006.

Signatures	Title

/s/ CHARLES FABRIKANT Charles Fabrikant	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ RICHARD RYAN Richard Ryan	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ MATTHEW CENAC Matthew Cenac	Vice President and Chief Accounting Officer (Principal Accounting Officer)
* James Cowderoy	Director
* Pierre de Demandolx	Director
* Richard M. Fairbanks III	Director
* Michael E. Gellert	Director
* John C. Hadjipateras	Director
* Oivind Lorentzen	Director
* Andrew R. Morse	Director

* Stephen Stamas	Director
* Steven J. Wisch	Director
Steven Webster	Director
Christopher Regan	Director
*	/s/ CHARLES FABRIKANT Charles Fabrikant	Attorney-in-fact for each individual indicated by an asterik

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of December 19, 2000, by and between SEACOR SMIT Inc. and SCF Corporation (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.2*
Stock Exchange Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
2.3*	Agreement and Plan of Merger, dated March 16, 2005 (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the Commission on March 17, 2005).
4.1*
Indenture, dated as of November 1, 1996, between First Trust National Association, as trustee, and SEACOR Holdings, Inc. (including therein forms of 5 3/8% Convertible Subordinated Notes due November 15, 2006 of SEACOR Holdings, Inc.) (incorporated herein by reference to Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.2*
Indenture, dated as of September 22, 1997, between SEACOR SMIT Inc. and First Trust National Association, as trustee (including therein Form of Exchange Note 7.20% Senior Notes Due 2009)(incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.3*
Investment and Registration Rights Agreement, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., Miller Family Holdings, Inc., Charles Fabrikant, Mark Miller, Donald Toenshoff, Alvin Wood, Granville Conway and Michael Gellert (incorporated herein by reference to Exhibit 4.0 of the Company's Current Report on Form 8-K dated March 14, 1995, as amended).
4.4*
Investment and Registration Rights Agreement, dated as of May 31, 1996, among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 7, 1996).
4.5*
Registration Rights Agreement, dated November 5, 1996, between SEACOR Holdings, Inc. and Credit Suisse First Boston Corporation, Salomon Brothers Inc. and Wasserstein Perella Securities, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and filed with the Commission on November 14, 1996).
4.6*
Investment and Registration Rights Agreement, dated as of December 19, 1996, by and between SEACOR Holdings, Inc. and Smit International Overseas B.V. (incorporated herein by reference to Exhibit 4.0 to the Company's Current Report on Form 8-K dated December 19, 1996 and filed with the Commission on December 24, 1996).
4.7*
Investment and Registration Rights Agreement, dated as of January 3, 1997, among SEACOR Holdings, Inc., Acadian Offshore Services, Inc., Galaxie Marine Service, Inc., Moonmaid Marine, Inc. and Triangle Marine, Inc. (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No. 333-20921) filed with the Commission on January 31, 1997).

4.8*
Investment and Registration Rights Agreement, dated October 27, 1995, by and between SEACOR Holdings, Inc. and Coastal Refining and Marketing, Inc. (incorporated herein by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995).
4.9*
Investment and Registration Rights Agreement, dated November 14, 1995, by and between SEACOR Holdings, Inc. and Compagnie Nationale de Navigation (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-3 (No. 33- 97868) filed with the Commission on November 17, 1995).
4.10*
Registration Agreement, dated as of September 22, 1997, between the Company and the Initial Purchasers (as defined therein)(incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (No. 333-38841) filed with the Commission on October 27, 1997).
4.11*
Restated Stockholders' Agreement dated December 16, 1992 (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K of SEACOR Holdings, Inc. for the fiscal year ended December 31, 1992).
4.12*
Investment and Registration Rights Agreement, dated as of April 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-37492) filed with the Commission on May 19, 2000).
4.13*
Investment and Registration Rights Agreement, dated as of December 19, 2000, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.14*
Investment and Registration Rights Agreement, dated as of January 9, 2001, among SEACOR SMIT Inc. and the other parties thereto (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-3 (No. 333-56842) filed with the Commission on March 9, 2001).
4.15*
SEACOR SMIT Inc. 2000 Employee Stock Purchase Plan, as amended February 14, 2001 (incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (No. 333-56714), filed with the Commission on March 8, 2001).
4.16*
Instrument, dated May 4, 2001, setting forth terms of (pound) 14,668,942 in aggregate principal amount of Fixed Rate Abatable Loan Notes (including Form of Loan Note Certificate as a Schedule thereto) (incorporated herein by reference to the Company's Registration Statement on Form 8-K dated May 17, 2001).
4.17*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.2 to Amendment No.1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.18*
Form of Indenture, dated as of January 10, 2001, among SEACOR SMIT Inc. and U.S. Bank Trust National Association as trustee (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form S-3/A (No. 333-53326) filed with the Commission on January 18, 2001).
4.19*
Indenture, dated as of December 17, 2004, between SEACOR Holdings Inc. and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated March 14, 2005 and filed with the Commission on March 14, 2005).

4.20*
Registration Rights Agreement, dated December 17, 2004, between the Company and Credit Suisse-First Boston LLC (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated March 14, 2005 and filed with the Commission on March 14, 2005).
4.21*	Registration Rights Agreement, dated March 16, 2005 (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Commission on March 17, 2005).
4.22*
Stockholders' Agreement, dated as of March 16, 2005, among SEACOR Holdings, Inc., SBLK Acquisition Corp., CORBULK LLC and the stockholders named therein (incorporated herein reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Commission on March 17, 2005).
4.23*
Registration Rights Agreement dated as of August 5, 2003 between Seabulk International, Inc. and Credit Suisse First Boston LLC, Banc of America Securities LLC, RBC Dominion Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated herein by reference to Exhibit 4.8 of Seabulk International, Inc.'s Registration Statement on Form S-4 (No. 333-110138) filed with the Commission on October 31, 2003).
4.24*
Common Stock Registration Rights Agreement, dated December 15, 1999, among Hvide Marine Incorporated, Bankers Trust Corporation and Great American Life Insurance Company, Great American Insurance Company, New Energy Corp., American Empire Surplus Lines Insurance Company, Worldwide Insurance Company and American National Fire Insurance Company as Purchasers (incorporated herein by reference to Exhibit 10.2 of Seabulk International, Inc.'s Current Report on Form 8-K (No. 000-28732) filed with the Commission on December 27, 1999).
4.25*
Stockholders' Agreement, dated as of September 13, 2002, among Seabulk International, Inc., Nautilus Acquisition, L.P., C/R Marine Domestic Partnership, L.P., C/R Marine Non-U.S. Partnership, L.P., C/R Marine Coinvestment, L.P., C/R Marine Coinvestment II, L.P. and Gerhard Kurz(incorporated herein by reference to Exhibit 99.3 of Seabulk International, Inc.'s Current Report on Form 8-K (No. 000-28732) filed with the Commission on September 16, 2002).
4.26*
Indenture, dated as of August 5, 2003, among Seabulk International, Inc., the Guarantors named therein, and Wachovia Bank, National Association, as Trustee (including forms of notes) (incorporated herein by reference to Exhibit 4.7 of Seabulk International, Inc.'s Registration Statement on Form S-4 (No. 333-110138) filed with the Commission on October 31, 2003).
4.27*
Supplemental Indenture, dated as of October 3, 2003, among Seabulk International, Inc., the Guarantors named therein, and Wachovia Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.9 of Seabulk International, Inc.'s Registration Statement on Form S-4 (No. 333-110-138) filed with the Commission on October 31, 2003).
4.28*
Second Supplemental Indenture, dated as of March 22, 2004, among Seabulk International, Inc., the Guarantors named therein, and Wachovia Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 10.11 of Seabulk International, Inc.'s Annual Report on Form 10-K (No. 000-28732) for the year ended December 31, 2003 filed with the Commission on March 30, 2004).
4.29*
Third Supplemental Indenture, dated as of February 28, 2006, among Seabulk International, Inc., SEACOR Holdings Inc., the guarantors named therein and U.S. Bank National Association, as Trustee (incorporated herein reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filed with the Commission on March 1, 2006).

5.1*
Opinion of Weil, Gotshal & Manges LLP (incorporated herein by reference to Exhibit 5.1 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on June 9, 2005).
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
24.1
Power of Attorney of certain directors and officers of the Registrant (previously filed as included in the signature page to the Company's Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on March 25, 2005.
25.1	Statement of Eligibility of Trustee (previously filed as Exhibit 25.1 to the Company's Registration Statement on Form S-1 (No. 333-123597) filed with the Commission on March 25, 2005).

*
Incorporated herein by reference as indicated.

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EXPLANATORY NOTE
2.875% Convertible Senior Debentures due December 15, 2024
TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Overview
Segment Information
Corporate Information
Summary Terms of the Notes
RISK FACTORS
Risks Related to the Debentures and our Common Stock
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA
Unaudited Condensed Combined Pro Forma Statement of Income For the Year Ended December 31, 2005 (in thousands, except per share data)
Notes to Unaudited Condensed Combined Pro Forma Statement of Income For the Year Ended December 31, 2005
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
SEACOR Holdings Inc. INVESTOR RELATIONS 460 Park Avenue, 12th Floor New York, NY 10022
DOCUMENTS INCORPORATED BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX